UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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PHOTOWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHANGING THE WAY YOU LOOK AT PICTURESTM

Dear Shareholders:

It is my pleasure to invite you to PhotoWorks’ 2005 Annual Meeting of Shareholders.

We will hold the Annual Meeting on Tuesday, June 28, 2005 at 3:00 p.m. (Pacific time) at PhotoWorks, 1260 16th Avenue West, Seattle, WA 98119. At this meeting, we will ask you to vote on important proposals that are critical to the future of PhotoWorks.

In addition, the Company’s senior management team and I will review the major developments of 2004 and answer your questions. Members of the Board of Directors will also be present.

All of the items of business are more fully described in the accompanying Proxy Statement. Our 2004 Annual Report to Shareholders is also enclosed.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. You may vote your shares by mail, telephone or Internet. If you attend the Annual Meeting and prefer to vote in person, you may do so.

I look forward to seeing you at the Annual Meeting.

Sincerely,

Philippe Sanchez President and Chief Executive Officer

May 20, 2005

PhotoWorks, Inc.
1260 16th Avenue West
Seattle, WA 98119
(206) 281-1390
www.photoworks.com

PHOTOWORKS, INC.

Notice of Annual Meeting of Shareholders
to be held on Tuesday, June 28, 2005

To the Shareholders of PhotoWorks, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of PhotoWorks, Inc. (the “Company”) will be held at 3:00 p.m. Pacific Standard Time, on Tuesday, June 28, 2005, at PhotoWorks, Inc., 1260 16th Avenue West, Seattle, Washington 98119, for the following purposes:

1.	To elect one (1) Class II director to serve a three-year term.

2.	To approve the adoption of the Company’s 2005 Equity Incentive Compensation Plan.

3.	To ratify agreements relating to (a) amendment of the Company’s outstanding Series B Subordinated Debentures to provide for their conversion into Common Stock and (b) the exchange of the Company’s Series A Preferred Stock for Common Stock.

4.	To approve amendments to the Company’s Articles of Incorporation and Bylaws to provide for the annual election of directors.

5.	To approve amendments to the Company’s Articles of Incorporation and Bylaws to provide for cumulative voting in elections for directors.

6.	To approve amendments to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock to 250,000,000.

7.	To approve a 1 for 5 reverse split of the Company's Common Stock.

8.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record at the close of business on May 6, 2005, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors

Loran Cashmore Bond Secretary

1260 16th Avenue West
Seattle, Washington 98119
May 20, 2005

YOUR VOTE IS IMPORTANT

The Company invites all shareholders to attend the Annual Meeting in person. Whether or not you plan to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed stamped envelope. This will ensure the presence of a quorum at the meeting. Promptly signing, dating and returning the proxy will save the Company the expense of additional solicitations. Your proxy is revocable at your request at any time before it is voted. Any shareholder may attend the Annual Meeting and vote in person even if that shareholder has returned a proxy card.

Your copy of the Company’s Annual Report for the fiscal year ended September 25, 2004 is enclosed.

PhotoWorks, Inc.
1260 16th Avenue West
Seattle, Washington 98119

PROXY STATEMENT

General

     The Company is furnishing this Proxy Statement and the enclosed proxy (which are being mailed to shareholders on or about May 27, 2005) in connection with the solicitation of proxies by the Board of Directors of PhotoWorks, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, June 28, 2005, at 3:00 p.m. local time at PhotoWorks, Inc., 1260 16th Avenue West, Seattle, Washington 98119, and at any adjournment thereof (the “Annual Meeting”).

Record Date and Outstanding Shares

     The Company has called the Annual Meeting for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. All holders of Common Stock of the Company (“Common Stock”) and Series A Preferred Stock (the “Series A Preferred Stock”) as of the close of business on May 6, 2005 (the “Record Date”), are entitled to vote at the meeting. As of the Record Date, there were 18,451,875 shares of Common Stock and 15,000 shares of Series A Preferred Stock outstanding. The Company’s Common Stock trades on the Over the Counter Bulletin Board (“OTCBB”) under the symbol FOTO.

Quorum

     A quorum for the Annual Meeting will consist of a majority of the aggregate number of outstanding shares of Common Stock and Series A Preferred Stock entitled to vote at the Annual Meeting, present in person or by proxy. Shareholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered shareholders who are present and entitled to vote and count toward the quorum.

Voting

     Each share of Common Stock outstanding on the Record Date is entitled to one vote at the Annual Meeting on all matters presented at the Annual Meeting. Each share of Series A Preferred Stock outstanding on the Record Date is entitled to 216.54 votes per share on all matters presented at the Annual Meeting (except that holders of Series A Preferred Stock will not vote on Proposal 3). Unless otherwise specified herein, holders of the Common Stock and Series A Preferred Stock vote together on all matters presented at the Annual Meeting. If the accompanying proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting by the proxy holder in accordance with the instructions of the shareholder. If no specific instructions are designated, the shares will be voted as recommended by the Board of Directors.

     Under Washington law and the Company’s Third Amended and Restated Articles of Incorporation, as amended, (the “Restated Articles”) and Amended and Restated Bylaws (the “Restated Bylaws”), if a quorum exists at the meeting, the nominee who receives the greatest number of votes cast for the election of a director by the shares present in person or represented by proxy and entitled to vote shall be elected as a director. With respect to the adoption of the 2005 Equity Incentive Plan, the approval of a majority of shareholders present and voting on the proposal is required for passage. Abstentions and broker non-votes will have no impact on the outcome of the proposal. With respect to the ratification of the recapitalization transactions in Proposal 3 (the "Recapitalization Proposal"), the affirmative vote of a majority of the shares of Common Stock present and voting on the Proposal is required for passage. With respect to the adoption of the amendments to the Company's Articles of Incorporation in Proposals 4, 5 and 6 and the reverse stock split in Proposal 7, the affirmative vote of a majority of the shares of Common Stock and Series A Preferred Stock entitled to vote at the meeting is required for passage. Since passage of the proposals requires the affirmative vote of shares entitled to vote, abstentions and broker non-votes will be counted as votes against these proposals.

     The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than as stated in the Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named therein to vote the shares in their discretion.

Revocability of Proxies

     A proxy may be revoked at any time before it is voted at the meeting. Any shareholder of record who attends the meeting and wishes to vote in person may revoke his or her proxy at that time. Otherwise, to revoke a proxy a shareholder must deliver a proxy revocation, or another duly executed proxy bearing a later date, to the Corporate Secretary of the Company, at 1260 16th Avenue West, Seattle, Washington 98119, before the Annual Meeting or at the Annual Meeting. Attendance at the Annual Meeting will not revoke a shareholder’s proxy unless the shareholder votes in person at the meeting.

Solicitation of Proxies

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Solicitations of proxies may be made personally, or by mail, telephone, telecopier or messenger. The Company, if requested, will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding materials to their principals. All of the costs of solicitation of proxies will be paid by the Company. Proxies and ballots will be received and tabulated by Mellon Investor Services, an independent business entity not affiliated with the Company.

     The Company has retained Mellon Investor Services LLC to assist with the solicitation of proxies in connection with the Annual Meeting. The Company will pay Mellon Investor Services a fee of $5,000. In addition, the Company will reimburse Mellon for out of pocket expenses and will pay additional fees if Mellon provides direct communication services with shareholders.

PROPOSAL 1

Election of Directors

     The Board of Directors of the Company currently consists of five directors classified into three classes. The table below sets forth the name, age, class and expiration of the term of the current Board of Directors.

Name	Age	Class	Expiration of Term
Paul B. Goodrich	59	I	2007
Ross K. Chapin	52	I	2007
Philippe Sanchez	41	I	2007
Mark L. Kalow	50	II	2005
Matthew A. Kursh	40	III	2006

     The Board of Directors has nominated Mr. Kalow for election to the Board. If elected, Mr. Kalow will serve until the Annual Meeting in 2008. All directors hold office until the Annual Meeting of shareholders at which their terms expire and the election and qualification of their successors.

     Due to resignations from the Board during the fourth quarter of 2004, there are currently two vacancies on the Board. If the Recapitalization Proposal is approved, Matinicus LP and Sunra Capital Holdings, Ltd. will each be entitled to nominate one person to the Board. In addition, if the amendments to the Articles described in Proposals 4 and 5 are approved by the shareholders, the terms of all directors will expire at the 2006 Annual Meeting.

     Although the Board of Directors anticipates that all nominees will be available to serve as directors of the Company, should any of them not accept the nomination, or otherwise be unable or unwilling to serve, it is intended that proxies will be voted for the election of a substitute nominee designated by the Board of Directors.

The Board of Directors recommends a vote “FOR” the election of Mr. Kalow as a director.

     Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for election of Mr. Kalow as a director.

Voting Securities and Principal Holders

     The following table sets forth information, as of May 6, 2005, with respect to all shareholders known by the Company who beneficially own more than five percent (5%) of the Company’s Common Stock and of the Series A Preferred Stock. Except as noted below, each person or entity has sole voting and investment power with respect to the shares shown.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class

Common Stock	Total*	Voting	Total*	Voting
Robert A. Simms (1)
55 Railroad Avenue
Greenwhich, CT 06830	1,137,144	1,137,144	2.5	5.2

Gary R. Christophersen
9619 S.W. Quartermaster Drive
Vashon Island, WA 98070	1,632,803	1,632,803	3.6	7.5

Sunra Capital Holdings Ltd. (2)
50 California St., Suite 1500
San Francisco, CA 94111	20,219,543	0	44.9	0

Matinicus LP (3)
225 West 34th Street, Suite 910
New York, NY 10122	3,430,647	371,000	7.6	1.7

The Tahoma Fund, L.L.C. (4)
Orca Bay Capital Corporation
Orca Bay Partners, L.L.C
Tim Carver and Alexa Carver
Stanley McCammon
John E. McCaw, Jr
Ross Chapin
P.O. Box 21749
Seattle, WA 98111	2,165,440	2,165,440	4.8	10.0

Madrona Venture Fund I-A, L.P. (5)
Madrona Venture Fund I-B, L.P.
Madrona Managing Director Fund L.L.C
Madrona Investment Partners L.L.C
Paul Goodrich
1000 2nd Avenue – Suite 3700
Seattle, WA 98104	1,082,719	1,082,719	2.4	5.0

* Total includes all outstanding common stock, Series A Preferred Stock on an as converted basis, the shares into which the Matinicus note are convertible and the shares into which the convertible note owned by Sunra Capital Holdings, Ltd. are convertible and warrants held by Sunra Capital Holdings.

(1)	The holding shown is as reported by Robert A. Simms (“Simms”) in a Schedule 13D filed January 16, 2002 by Simms pursuant to Rule 13d-1 under the Exchange Act.

(2)	Includes 18,552,876 shares issuable upon conversion of a Subordinated Convertible Note with a principal balance of $2,000,000 at a conversion rate of $.1078 per share, and 1,666,667 shares issuable upon exercise of a warrant with an exercise price of $.21 per share. If the Recapitalization Proposal is approved by shareholders, Sunra Capital has agreed to convert its Note into Common Stock. See “Proposal 3–Recapitalization Proposal.”

(3)	Includes 3,059,647 shares of Common Stock issuable upon conversion of a Subordinated Convertible Debentures (not including interest convertible on such Debentures) and Series B Preferred Stock at a current conversion rate of $.736 per share, subject to anti-dilution adjustments. In the event that the shareholders approve the Recapitalization Proposal at the Annual Meeting, the conversion feature of the Subordinated Debentures will be amended to provide that the conversion price will be $.11 per share, so that the Debentures will be convertible into 20,471,818 shares of Common Stock and Matinicus will exercise its conversion right. See “Proposal 3–Recapitalization Proposal.”

(4)	The holding shown is as reported by Orca Bay Partners, L.L.C. (“Orca Bay”) in a Schedule 13G filed February 24, 2000. Orca Bay is the Manager of The Tahoma Fund, L.L.C. (“Tahoma”). Orca Bay Capital Corporation (“OBCC”), Tim and Alexa Carver (“Carver”), Stanley McCammon (“McCammon”), John E. McCaw, Jr. (“McCaw”), and Ross Chapin (“Chapin”) are all affiliates of Orca Bay. The schedule 13G relates to 10,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into shares of Common Stock of the Company at a conversion price of $216.54 per share of Common Stock, subject to anti-dilution protection. In the event that the shareholders approve the Recapitalization Proposal at the Annual Meeting, the holders of the Series A Preferred Stock affiliated with Orca Bay will exchange their shares of Preferred Stock for an aggregate of 13,831,257 shares of Common Stock. See “Proposal 3–Recapitalization Proposal.”

(5)	The holding shown is as reported by Madrona Investment Partners, L.L.C., (“Madrona”) in a Schedule 13G filed February 24, 2000. Madrona is the Manager of the Madrona Venture Fund I-A, L.P. (“Fund I-A”), Madrona Venture Fund I-B, L.P. (“Fund I-B”), Madrona Managing Director Fund, L.L.C. (“Director LLC”), and Paul Goodrich (“Goodrich”). The schedule 13G relates to 5,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into shares of Common Stock of the Company at a conversion price of $216.54 per share of Common Stock, subject to anti-dilution protection. In the event that the shareholders approve the Recapitalization Proposal at the Annual Meeting, the holders of the Series A Preferred Stock affiliated with Madrona will exchange their shares of Preferred Stock for an aggregate of 6,915,628 shares of Common Stock. See “Proposal 3–Recapitalization Proposal.”

Security Ownership of Management

     The following chart indicates ownership of the Company’s Common Stock by each director of the Company, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of the Record Date.

Directors:	Age	Amount and Nature of Beneficial Ownership	Percent of Class

Philippe Sanchez (1)	41	531,250	2.8

Ross K. Chapin (2)	52	117,500	*

Paul B. Goodrich (3)	59	117,500	*

Matthew A. Kursh (4)	40	367,500	2.0

Mark L. Kalow (5)	50	75,000	*

Additional Named Executives:

Michael F. Lass (6)	50	607,073	3.2

Loran Cashmore Bond (7)	48	225,257	1.2

All current directors and named executive officers as a group (7 persons) (8)		2,041,080	10.2

*	Percent of class is less than 1%

(1)	Includes options to purchase 531,250 shares of Common Stock which are currently exercisable or exercisable within 60 days of the Record Date.

(2)	Includes options to purchase 117,500 shares of Common Stock which are currently exercisable or exercisable within 60 days of the Record Date. Does not include 2,165,440 common stock equivalents related to preferred stock owned by The Tahoma Fund L.L.C. listed above under “Voting Securities and Principal Holders”, for which Mr. Chapin has shared beneficial ownership as an affiliate of the manager of the Fund.

(3)	Includes options to purchase 117,500 shares of Common Stock which are currently exercisable or exercisable within 60 days of the Record Date. Does not include 1,082,719 common stock equivalents related to preferred stock owned by Madrona Investment Partners, L.L.C. listed above under “Voting Securities and Principal Holders”, for which Mr. Goodrich has shared beneficial ownership as an affiliate of the manager of the Limited Liability Company.

(4)	Includes options to purchase 367,500 shares of Common Stock which are currently exercisable or exercisable within 60 days of the Record Date.

(5)	Includes options to purchase 75,000 shares of Common Stock which are currently exercisable or exercisable within 60 days of the Record Date.

(6)	Includes options to purchase 280,000 shares of Common Stock which are currently exercisable or exercisable within 60 days of the Record Date.

(7)	Includes options to purchase 138,333 shares of Common Stock which are currently exercisable or exercisable within 60 days of the Record Date.

(8)	Includes options to purchase 1,627,083 shares of Common Stock which are currently exercisable or exercisable within 60 days of the Record Date.

Philippe Sanchez has been the President and Chief Executive Officer since October 2003. From 2001 to 2003, Mr. Sanchez was senior Vice President of Marketing at Getty Images, a leading imagery company, where he managed worldwide strategic brand initiatives. From 1995 to 2001, Mr. Sanchez worked for Nike, Inc. serving in various general management, product marketing and merchandising roles in Europe, Asia and the Americas. From 1993 to 1995, Mr. Sanchez served as a licensing manager for Disney’s Consumer Products Europe and Middle East out of the company’s European headquarters in Paris.

Ross K. Chapin became a director in February 2000. Mr. Chapin is a principal with Orca Bay Partners, a private equity investment firm headquartered in Seattle, Washington, which he co-founded in 1998. Mr. Chapin is currently serving as Chairman of 1838 Investment Advisors. Prior to Orca Bay, he was a founder of Capstan Partners, a Seattle-based management buyout firm. In addition to being a principal investor, he has experience with Ragen MacKenzie and Paine Webber as an investment banker. Mr. Chapin sits on the boards of Flow Solutions, Inc., Skeletech, Inc., Parametric Portfolio Associates L.L.C., EnvestNetPMC, Inc., and Andover Acquisition Co., L.L.C.

Paul B. Goodrich became a director in February 2000. Mr. Goodrich is a Managing Director of Madrona Venture Group, L.L.C., an early-stage venture capital firm focused on the Internet economy in the Northwest. Mr. Goodrich was formerly the Seattle Partner for a Chicago-based venture capital firm and a Partner with Perkins Coie, a Seattle law firm. He is a director of Sharebuilder Corporation.

Mark L. Kalow became a director in May 2004. Mr. Kalow co-founded and served as COO and CFO at Live Picture, Inc. in 1993. He also served as Interim CEO to sell Live Picture to MGI Software (transaction closed in June 1999). More recently, Mr. Kalow co-managed the U.S. venture capital activities of a major Japanese strategic software and services investor, Trans Cosmos USA. His experience also includes management positions in finance, product management and marketing at IBM, and as vice president of telecommunications for two years at Chase Manhattan Bank. Mr. Kalow also serves on the board and Audit Committee of ACD Systems, a publicly traded company on the Toronto Stock Exchange.

Matthew A. Kursh became a director in April 2000. Mr. Kursh started his career as president and co-founder of Clearview Software, which he sold to Apple Computer in 1989. Mr. Kursh then co-founded and was CEO of eShop Corporation, one of the first companies to offer platforms and services for online shopping. eShop’s customers included such leading companies as AT&T, Tower Records, Spiegel, 1-800-Flowers and the Good Guys. eShop was later acquired by Microsoft where Mr. Kursh ran Sidewalk, HomeAdvisor and MSN.com. Mr. Kursh left Microsoft in 1999 to focus on creative projects and work with start-up companies.

Board and Committee Meetings

     The Board of Directors of the Company held a total of 13 meetings during the fiscal year ended September 25, 2004. Each of the incumbent Directors attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and by all committees of the Board of Directors on which they served.

     The Board of Directors has an Audit Committee which consists of Messrs. Chapin and Kalow. As defined by the rules of the Nasdaq Stock Market, Mr. Kalow is an independent director. Mr. Chapin is not independent due to his position with Orca Bay Partners, L.L.C., an affiliate of the Company. During fiscal 2004, Mr. Douglas Swerland and Mr. Douglas Rowan also served on the Audit Committee.

     The Audit Committee is governed by a charter adopted by the Board of Directors on May 30, 2000. Pursuant to the charter, the functions of the Audit Committee are:

  to provide the opportunity for direct communication between the Board of Directors and the Company’s internal and external auditors;
  to monitor the design and maintenance of the Company’s system of internal accounting controls;
  to select, evaluate and replace the external auditors;
  to review the results of internal and external audits as to the reliability and integrity of financial and operating information and the systems established to monitor compliance with the Company’s policies, plans and procedures and with laws and regulations; and
  to review the relationships between the Company and the external auditors to ascertain the independence of the external auditors.

The Audit Committee held six meetings during fiscal 2004.

     The Board of Directors has determined that Mr. Kalow qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

     The Board of Directors has a Compensation Committee which consists of Mr. Goodrich and Mr. Kursh. Each member of the Compensation Committee is an independent director as defined by the rules of the Nasdaq Stock Market. The Committee is responsible for establishing the policies which govern the compensation of executive officers of the Company, setting compensation levels for the President and Chief Executive Officer, and reviewing the compensation packages for other executive officers recommended by the Chief Executive Officer. The Compensation Committee has been appointed by the Board of Directors to administer the Company’s stock option plans.

     The Board of Directors does not have a standing nominating committee. The Board of Directors will consider written proposals from shareholders for nominees or directors as described below.

Director Nomination

     Criteria for Nomination to the Board. The Board considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of the Nasdaq

Stock Market, and that members of the Company’s audit committee meet the financial literacy requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, the ability to work effectively as part of a team, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

     Shareholders Proposals for Nominees. The Board will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Board c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholders(s) making the nomination and the number of shares of Common Stock which are owned beneficially and of record by such shareholders(s); and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Shareholder Proposals for the Annual Meeting for Fiscal Year End 2005” below.

     Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to fill vacancies on the Board is initiated by conducting an assessment of critical Company and Board needs, based on the present and future strategic objectives of the Company and the specific skills required for the Board as a whole and for each Board Committee. A third-party search firm may be used by the Board to identify qualified candidates. These candidates are evaluated by the Board by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Serious candidates meet with all members of the Board, and as many of the Company’s executive officers as practical.

     The holders of the Series A Preferred Stock currently have the right to nominate and elect two members of the Board. If the Recapitalization Proposal is approved, the Series A Preferred Stock will convert to common stock and the right to elect directors will no longer exist.

     Under the terms of Investor Rights Agreements with the Company's major shareholders that will become effective upon approval of the Recapitalization Proposal, each of the Tahoma Fund, Madrona, Sunra Capital and Matinicus L.P. have the right to nominate one member of the Board.

     The Board expects that a similar process will be used to evaluate nominees recommended by shareholders. However, to date, the Company has not received any shareholder’s proposal to nominate a director.

Directors’ Compensation

     During the past fiscal year and through April 1, 2005, directors received no cash compensation, meeting or committee fees for their service on the Board of Directors. Commencing April 1, 2005, non-employee directors that are not affiliated with a shareholder who has the right to nominate a director will receive a retainer of $1,800 per month plus $200 for each Board meeting attended in person and $100 for each telephonic Board meeting. No compensation will be paid for attending committee meetings. Directors are entitled to reimbursement for reasonable travel expenses, including lodging, incurred in connection with attendance at Board meetings. Pursuant to the terms of the Company’s 1987 Stock Option Plan, each Director who is not an employee of the Company is automatically granted an option to purchase 11,250 shares of the Company’s Common Stock, annually on the first Wednesday of March. Each non-employee Director waived his grant for 2005. Such options have an exercise price equal to the fair market value of the Common Stock on the date of grant and become exercisable in full at the end of the fiscal year in which they are granted.

     Through July 31, 2004, Directors who were not employees of the Company were each paid $1,800 per month and $200 for each Board of Directors meeting attended and $100 for each telephonic meeting of the Board. In addition, Directors were also entitled to reimbursement for reasonable travel expenses, including lodging, incurred in connection with attendance at Board meetings.

Certain Transactions

     The Company and Mr. Lass and Ms. Cashmore Bond entered into a change of control agreement to ensure that the Company would have the continued dedication of the executive, notwithstanding the possibility, threat or occurrence of a Change of Control. In the event of the termination of the executive’s employment following a change in control for a reason other than cause or the executive’s resignation for good reason, the executive shall be entitled to a severance payment equal to one half (50%) of the executive’s annual base salary for the fiscal year in which the termination occurs.

     In addition, the Company and Mr. Lass and Ms. Cashmore Bond entered into an employment and severance agreement to ensure that the Company would have the continued dedication of the executive subsequent to the hiring of Mr. Philippe Sanchez as President and CEO. In the event of the termination of the executive’s employment for a reason other than cause or the executive’s resignation for good reason, the executive would be entitled to a severance payment equal to one half (50%) of the executive’s base salary as of October 2003. The agreements expired on October 20, 2004.

     The Company and Mr. Sanchez have entered into an employment agreement as more fully described under “Employment Agreements”.

Code of Ethics

     The Company has adopted a code of ethics that applies to all senior financial officers. This code of ethics is included as Company’s Code of Conduct for Senior Financial Officers filed as Exhibit 99 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2003 filed with the Securities and Exchange Commission. A copy is available without charge from the SEC's website at www.sec.gov.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires directors, certain officers and greater-than-10% shareholders (“Reporting Persons”) of all publicly-held companies to file certain reports (“Section 16 Reports”) with respect to beneficial ownership of such companies’ equity securities.

     Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company’s Reporting Persons during and with respect to fiscal 2004 have been complied with on a timely basis, except that Mr. Sanchez was one day late filing a Report on Form 4 relating to a stock option grant on October 17, 2003.

Remuneration of Executive Officers

     The following table sets forth certain information concerning the compensation paid by the Company for services rendered during fiscal years 2004, 2003 and 2002 to any person who served as Chief Executive Officer during fiscal 2004, and executive officers of the Company whose total salary and bonus exceeded $100,000 in fiscal 2004 (the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation		Long-term Compensation Awards

Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options	All Other Compensation(1)

Philippe Sanchez (2)	2004	$209,540	$0	1,000,000	$2,029
President/CEO, and Director

Gary R. Christophersen (3)	2004	$153,748	$0	11,250	$270
	2003	175,099	43,740	45,000	9,693
	2002	150,630	56,182	125,000	7,499

Michael F. Lass	2004	$162,310	$0	0	$1,622
Vice President-Operations	2003	175,362	36,450	45,000	7,123
	2002	175,304	62,637	125,000	6,646

Loran Cashmore Bond	2004	$118,742	$0	0	$1,200
Vice President-Administration	2003	126,621	21,060	35,000	7,622
Secretary/Treasurer	2002	125,239	31,675	75,000	6,511

(1) These amounts represent Company contributions to the PhotoWorks 401(k) Plan and payments for term life insurance, short-term disability insurance and long-term disability insurance.

(2) Mr. Sanchez was appointed President/CEO and Director on October 20, 2003.

(3) Mr. Christophersen resigned as President/CEO in October 2003.

Employment Agreements

     The Company and Mr. Philippe Sanchez are parties to an employment agreement dated October 3, 2003 (the “agreement”). Under terms of the agreement, Mr. Sanchez will receive a base annual salary of $225,000. Upon certain conditions, Mr. Sanchez’s salary will increase to $300,000 per year. Mr. Sanchez will also participate in a performance bonus program of up to 60% of base salary. The performance bonus plan provides financial incentives based on the Company’s results compared to financial and other metrics established by the Compensation Committee and approved by the Board of Directors.

     As a hiring incentive, Mr. Sanchez received a stock option grant of 750,000 shares of Common Stock at an exercise price equal to the fair market value of the shares on the date the option was granted with a vesting period equal to four years.

     Mr. Sanchez also received a stock option grant for 250,000 shares of Common Stock at an exercise price of $0.01. These shares vested in full at the one-year anniversary of the grant date.

     Vesting of the stock options is subject to continued employment with PhotoWorks. Vesting may accelerate in certain instances.

Option Grants in Last Fiscal Year

     The Company has stock option plans pursuant to which options to purchase Common Stock are granted to officers and key employees of the Company. The following tables show stock option grants and exercises pertaining to the named Executive Officers of the Company during fiscal 2004, and the year-end potential realizable value of all their outstanding options.

     The vesting of options may be accelerated at the discretion of the administrator of the option plans.

		Individual Options Granted			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Exercise Expiration (3)

	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price (2)	Expiration Date

					5%	10%

Philippe Sanchez	750,000	40.54%	$.55	10/17/2010	$167,929	$391,346
	250,000	13.51%	$.01	10/28/2010	243,743	338,525

Gary R. Christophersen	11,250.61%		$.41	05/12/2005	$231	$461

Michael F. Lass	0

Loran Cashmore Bond	0

(1)	The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which determines to whom options are granted, the number of shares subject to each option, the vesting schedule and the exercise price. The 750,000 share option granted to Mr. Sanchez in fiscal year 2004 vests in equal annual installments over four years, while the 250,000 share option granted to Mr. Sanchez in fiscal year 2004 became vested in full at the one-year anniversary of the grant date. Options granted to Mr. Christophersen for his services as a Director vested on September 25, 2004. Options granted to officers or directors of the Company from the Company’s 1999 Stock Incentive Compensation Plan may be exercised for a certain period following termination of services or employment.

(2)	All options (other than the grant of 250,000 options to Mr. Sanchez) were granted with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. The exercise price may be paid by delivery of shares already owned by the option holder with a market value equal to the aggregate exercise price. With the permission of the Compensation Committee, the exercise price may also be paid by withholding shares that would otherwise be received by the option holder.

(3)	Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five-year option term. These values are calculated based upon requirements of the Securities and Exchange Commission and do not reflect the Company’s estimate or projection of future stock price performance. The actual value realized may be greater or less than the realizable value set forth in this table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

     The following table sets forth certain information as of September 25, 2004, regarding options to purchase Common Stock held as of September 25, 2004, by each of the Named Executive Officers, as well as the exercise of such options during the fiscal year ended September 25, 2004. In addition, the following table reports the values for in-the-money options, which values represent the positive spread between the exercise price of such options and the fair market value of the Company’s Common Stock as of September 25, 2004.

	Shares Acquired Upon Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at September 25, 2004 (2)		Value of Unexercised In-the-Money Options at September 25, 2004 (3)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Philippe Sanchez	0	$0	0	1,000,000	$0	$95,000

Gary R. Christophersen	0	$0	168,333	82,917	$26,325	$18,900

Michael F. Lass	0	$0	258,020	91,980	$26,325	$18,900

Loran Cashmore Bond	0	$0	136,667	53,333	$16,475	$12,700

(1)	Value realized is calculated by subtracting the exercise price of the option from the market value of a share of the Company’s Common Stock on the date of exercise and multiplying the difference thereof by the number of shares purchased.

(2)	Future exercisability is subject to vesting and the option holder remaining employed by the Company.

(3)	Value is calculated by subtracting the exercise price of the option from the market value of a share of the Company's Common Stock as reported on the Over The Counter Bulletin Board (OTCBB) on September 24, 2004 and multiplying the difference thereof by the number of shares.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors (the “Committee”) for fiscal year 2004, consisted of members of the Board who were all non-employee directors of the Company. The Committee is responsible for establishing the policies which govern the compensation of executive officers of the Company, setting compensation levels for the President and Chief Executive Officer, and reviewing the compensation packages for other executive officers recommended by the Chief Executive Officer. The goal of the Committee in administering executive compensation is to create a compensation plan which (i) rewards individual performance, (ii) aligns the interests of the executive with the immediate and long-term interests of the shareholders of the Company, (iii) ties a significant portion of compensation to improvements in the Company's financial performance and (iv) assists the Company in attracting and retaining key executives critical to the long-term success of the Company.

     The compensation package provided to executive officers consists primarily of base salary, incentive bonus and long-term incentive in the form of stock options.

          Base Salary. The Committee bases the combination of base salary and incentive bonus paid to the President and Chief Executive Officer on the approximate range of cash remuneration paid to executives performing similar duties for companies of comparable size in the Pacific Northwest. Although generally available data on the compensation of chief executive officers in the Pacific Northwest is considered, the experience of the members of the Committee and their knowledge of the community and industry practice have been the primary bases for this determination.

          Base salaries for executive officers other than the President and Chief Executive Officer are determined annually by the CEO and reviewed by the Committee. In determining salary adjustments for executive officers, the CEO considers the individual officer's historical performance against his or her job responsibilities and personal compensation packages provided to executives performing similar duties for companies of comparable size in the Pacific Northwest, the rate of inflation, salary adjustments to be awarded to other executive officers of the Company and other subjective factors.

     Incentive Bonus. The Company has an annual incentive compensation plan pursuant to which executive officers and other managers, supervisory and professional personnel are eligible to receive cash bonuses based on the Company's and their personal performance during the year (the “Incentive Plan”). The factors used in determining payments under the Incentive Plan are a specified percentage of each participant’s base salary (“eligible base salary”), his or her performance against personal performance goals, and a Company Performance Percentage comprised of target goals for the Company. The Incentive Plan sets eligible base salary percentages for the President and CEO at 60 percent and all other executive officers at 30 percent. The portion of each participant's eligible base salary will be multiplied by the Company Performance Percentage for the year. Company Performance goals are determined by the Board of Directors at the beginning of the fiscal year and reviewed by the Committee. Subjective assessments of performance may result in adjustments in individual awards. No incentive bonuses were awarded for fiscal 2004.

     Stock Option Plans. The Committee administers the Company's stock option plans under which options to purchase the Company's Common Stock may be granted in an effort to align the interests of management with those of shareholders and provide a reward for long-term performance. Options granted by the Company are generally granted with an exercise price equal to the market price of the Company's stock on the date of grant. Accordingly, options will have value to the holder only if the Company's stock price increases beyond the grant price. Outstanding options generally become exercisable at a rate of 25% to 33% per year. All grants are subject to possible acceleration of vesting in connection with certain events leading to a change in control of the Company. Options are granted from time to time to executive officers and other management and supervisory personnel based on recommendations of the CEO. The number of shares of Common Stock subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer or employee’s current position with the Company, the base salary associated with that position, and the executive officer or employee’s personal performance in recent periods. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer or employee in order to maintain an appropriate level of equity incentive for that executive officer or employee. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company’s executive officers or employees.

     Compensation of Chief Executive Officer. During fiscal year 2004, the base compensation of Philippe Sanchez, the Company's President and Chief Executive Officer, was $225,000. Under the terms of Mr. Sanchez's employment agreement, Mr. Sanchez’s salary will increase to $300,000 per year upon certain conditions. Mr. Sanchez will also participate in a performance bonus program of up to 60% of base salary. The performance bonus plan provides financial incentives based on the Company’s results compared to financial and other metrics established by the Compensation Committee and approved by the Board of Directors. As a hiring incentive, Mr. Sanchez received a stock option grant of 750,000 shares of Common Stock at an exercise price equal to the fair market value of the shares on the date the option was granted with a vesting period equal to four years. In addition, Mr. Sanchez received a stock option grant for 250,000 shares of Common Stock at an exercise price of $0.01. These shares vested in full at the one-year anniversary of the grant date.

          Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes no compensation paid by the Company during fiscal 2004 will exceed the $1 million limitation.

COMPENSATION COMMITTEE

Paul B. Goodrich, Chairman

Matthew A. Kursh

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended September 25, 2004, the Compensation Committee consisted of Messrs. Goodrich, Kursh and Swerland. None of these individuals has served at any time as an officer or employee of the Company or is an executive officer at any company where an executive officer of the Company serves on the Compensation Committee. Mr. Swerland resigned from the Board on November 18, 2004.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)
Equity compensation
plans approved by
security holders	2,722,867	$1.29	541,639

Equity compensation
plans not approved by
security holders	1,377,098	$ .77	140,813

Total	4,099,965	1.12	682,452

     1999 Employee Stock Option Plan. In October 1999, the Company’s board of directors adopted the 1999 Employee Stock Option Plan, or 1999 Employee Plan, which provides for discretionary grants of non-qualified stock options to non-officer employees and other service providers. A total of 800,000 shares of common stock have been reserved for issuance under the 1999 Employee Plan. As of September 25, 2004 there were options to purchase 627,098 shares outstanding and 140,813 shares available for awards under the 1999 Employee Plan.

     For fiscal 2004, all options under the 1999 Employee Plan expire between five and seven years from the grant date and each option has an exercise price of not less than the fair market value of the Company’s stock on the date the option is granted. The options granted under the 1999 Employee Plan generally vest over three to four years. In the event of termination of an optionee’s employment with the Company, vesting of options will stop and the optionee may exercise vested options for a specified period of time after the termination. Upon certain changes in control of the Company, options may vest as determined by the Plan Administrator, or unless the acquiring company assumes the options or substitutes with comparable options.

     Option Grants-Philippe Sanchez. On October 17, 2003, the Company’s board of directors granted 750,000 options as a one-time grant to recruit the Company’s President and Chief Executive Officer. The options granted to Mr. Sanchez vest over four years and expire seven years from the grant date. The option has an exercise price of $.55 which was the fair market value of the Company’s stock on the date the option was granted. In addition, Mr. Sanchez received a stock option grant for 250,000 shares of Common Stock at an exercise price of $0.01. These shares vested in full at the one-year anniversary of the grant date.

     In the event of termination of an optionee’s employment with the Company, vesting of options will stop and the optionee may exercise vested options for a specified period of time after the termination. Upon certain changes in control of the Company, options may vest as determined by the Plan Administrator.

Relationship with Independent Auditors

The following table presents the fees for services rendered by Ernst & Young LLP during fiscal 2004.

Audit fees	$168,000
Audit-related fees	$2,500
Tax fees	$76,630
All other fees	$0

     The Audit Committee did consider whether the provision of non-audit services is compatible with the principal accountants’ independence and concluded that the provision of other non-audit services has been compatible with maintaining the independence of the Company’s external auditors. All audit and non-audit services provided by our independent auditor to the Company must be pre-approved by the Audit Committee or a designated member of the Audit Committee.

Change in Certifying Accountants

     On July 28, 2004, Ernst & Young LLP notified the Company that the auditor-client relationship between the Company and E&Y would terminate upon the issuance of Ernst &Young’s auditor’s report on the consolidated financial statements of the Company for the fiscal year ending September 25, 2004. Ernst &Young LLP issued its audit report on December 23, 2004, and thus Ernst &Young’s resignation became effective on that date. The Audit Committee of the Company’s Board of Directors was informed of, but did not recommend or approve Ernst &Young’s resignation.

     The reports of Ernst & Young LLP on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit report dated October 29, 2004 (except Note B, as to which the date is December 22, 2004) included an emphasis paragraph regarding uncertainties as to the ability of the Company to continue as a going concern. In connection with the audits of the Company’s financial statements for each of the two fiscal years ended September 25, 2004, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report. There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

     On February 28, 2005, the Company engaged Williams & Webster, P.S., to conduct the audit of its financial statements for fiscal 2005.

Audit Committee Report

     The Audit Committee of the Board of Directors (the “Audit Committee”) consists of Messrs. Chapin and Kalow. The Board has determined that Mr. Kalow is independent, based on the definition of independence used by the NASDAQ Stock Market. Mr. Douglas Swerland and Mr. Douglas Rowan were members of the Audit Committee prior to their resignation from the Board and were also independent. The Board has determined that Mr. Kalow is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

     The following is a report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended September 25, 2004, which include the consolidated balance sheets of the Company as of September 25, 2004 and September 27, 2003, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the three years in the period ended September 25, 2004, and the notes thereto.

     The Audit Committee discussed with Ernst & Young LLP, the Company’s independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

     The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and discussed with Ernst & Young LLP its independence from the Company.

     The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

     Based on the review and discussions referenced above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2004.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Ross K. Chapin, Chairman Mark L. Kalow

Stock Price Performance Graph

     Shown on this page is a line-graph comparing cumulative total shareholder return on PhotoWorks, Inc. Common Stock for each of the last five fiscal years to the cumulative total return for the Nasdaq Index and the Nasdaq Retail Index. This cumulative return includes the reinvestment of cash dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PHOTOWORKS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ RETAIL TRADE INDEX

MEASUREMENT PERIOD FISCAL YEAR COVERED)	PHOTOWORKS INC.	NASDAQ COMPOSITE INDEX	NASDAQ RETAIL INDEX

1999	$100	$100	$100

2000	69	162	82

2001	4	56	62

2002	4	48	71

2003	10	58	111

2004	12	62	146

$100 invested on 9/30/99 in stock or index-
including reinvestment of dividends
Fiscal year ending September 25.

PROPOSAL 2

Approval of the 2005 Equity Incentive Compensation Plan

     The Board has approved, subject to shareholder approval, the 2005 Equity Incentive Plan (the “2005 Plan”). The 2005 Plan will replace the Company's 1999 Equity Incentive Plan, the 1987 Employee Option Plan and the 1999 Employee Plan (the "Existing Plans") and no further grants will be made under the Existing Plans following shareholder approval of the 2005 Plan. The following description of the 2005 Plan is a summary and is qualified in its entirety by reference to the complete text of the 2005 Plan, attached hereto as Appendix A.

     The 2005 Plan is intended to strengthen the Company by allowing selected employees, directors and consultants to the Company to participate in the Company’s future growth and success by offering them an opportunity to acquire stock in the Company in order to retain, attract and motivate them. The Board has ultimate responsibility for administering the 2005 Plan but may delegate this authority to a committee of the Board or an executive of the Company, subject to certain limitations. The Board has delegated responsibility to the Compensation Committee (the “Committee”). The Committee will have broad discretion to determine the amount and type of options and their terms and conditions. Individual grants will generally be based on a person’s present and potential contributions to the Company.

      As of May 1, 2005, the Company had approximately 60 employees who the Company estimates are eligible to participate in the 2005 Plan. Since awards under the 2005 Plan are based upon a determination made by the Committee after a consideration of various factors, the Company currently cannot determine the nature and amount of any awards that will be granted in the future to any eligible individual or group of individuals, except that the maximum individual award allowed under the plan is 10,000,000 shares annually. The Company anticipates that grants will be made under the 2005 Plan to management personnel prior to the end of the 2005 fiscal year.

     The 2005 Plan authorizes the grant of Awards totaling 20,000,000 shares of Common Stock. The Company currently has options to purchase 3,437,416 outstanding under the Existing Plans and other agreements outside of the Existing Plans, of which 2,224,850 are the subject of grants under shareholder approved plans. If any outstanding options under the Existing Plans that were approved by shareholders expire or terminate by their terms, they will be available for further grant under the 2005 Plan.

     In the event that the reverse split set forth in Proposal 7 is adopted by shareholders, the number of shares authorized for grant under the 2005 Plan will be reduced proportionately to 4,000,000.

     Types of Awards.    Under the 2005 Plan, the Company may award (i) Options, and (ii) Stock Awards, consisting of either stock bonus awards, stock appreciation rights or stock units. These awards are described in more detail below.

     Options.    Options may be granted in the form of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonstatutory stock options (“NSOs”). The Committee may condition the grant upon the attainment of specified performance goals or other criteria, which need not be the same for all participants. The 2005 Plan will expire in April 2015 but Awards outstanding under the 2005 Plan may extend beyond that date.

     The exercise price of any option may not be less than the fair market value of the shares subject to the option on the date of grant (or 110% of the fair market value in the case of ISOs granted to employees who own more than 10% of the Common Stock). Options will become exercisable in accordance with the vesting schedule determined by the Committee. The term of any option granted under the 2005 Plan may not exceed ten years. In addition, ISOs are subject to certain other limitations in order to take advantage of the favorable U.S. tax treatment that may be available for ISOs.

     Options generally may be exercised at any time within ninety days after termination of a participant’s employment by, or consulting relationship with, the Company, but only to the extent exercisable at the time of termination. However, if termination is due to the participant’s death or disability, the option generally may be exercised within one year. Except as authorized by the Committee, no option shall be assignable or otherwise transferable by a participant other than by will or by the laws of descent and distribution, to a grantor trust or partnership for estate planning purposes, or in connection with a qualified domestic relations order.

     Stock Awards.    Each Stock Bonus or Stock Unit award will contain provisions regarding (1) the number of shares subject to such Stock Award, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria, if any, that will determine the number of shares vested, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Committee, (5) restrictions on the transferability of the Stock Award, and (6) such further terms and conditions, in each case not inconsistent with the 2005 Plan, as may be determined from time to time by the Committee. In the event that a participant’s relationship with the Company terminates, the Company may reacquire any or all of the shares of Common Stock held by the participant which have not vested or which are otherwise subject to forfeiture conditions. Stock unit awards may be awarded in consideration for past services. Rights under a stock unit award may not be transferred other than by will or by the laws of descent and distribution unless the stock unit right agreement specifically provides for transferability. A stock appreciation right will give the holder the right to receive an appreciation distribution in an amount equal to the excess of the fair market value of the number of shares of Common Stock covered by the right over the exercise price per share subject to the right. Stock appreciation rights may be granted separately or in tandem with a related Option. Payment may be made in a combination of shares of Common Stock or in cash, as determined by the Committee.

     If the Committee conditions the vesting of a Stock Award on satisfaction of performance criteria, the Committee shall use any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) sales or revenue growth; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity, and (xxiv) any other similar criteria. The Committee may appropriately adjust any evaluation of performance under Objectively Determinable Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

 General Provisions

     The consideration payable upon the exercise of any option and any related taxes must generally be paid in cash or cashier's check. However, the Committee, in its sole discretion, may authorize payment by the tender of Common Stock already owned by the participant or other methods. The Company generally will not receive any consideration upon the grant of any options.

     The Committee may waive in whole or in part any or all restrictions, conditions, vesting or forfeiture provisions with respect to any award made under the 2005 Plan. The Board may amend, alter or discontinue the 2005 Plan or any award at any time, except that the consent of a participant is required if the participant’s rights under an outstanding award would be impaired. The 2005 Plan requires shareholders to approve an amendment to the Plan only (i) if such approval is required under applicable laws, including the rules of the stock exchange on which the Common Stock is then listed, (ii) with respect to provisions solely as they relate to ISOs, to the extent required for the 2005 Plan to comply with Section 422 of the Code, (iii) the reduction of the purchase price or exercise price of any award; and (iv) to the extent that the Board otherwise concludes that shareholder approval is advisable. The Board reserves the right in the future to authorize additional shares for issuance under the 2005 Plan, subject to any then applicable requirements concerning shareholder approval.

     In the event of a “fundamental transaction” involving the Company, the Board may take one or more of the following actions: (a) arrange for the substitution of options, (b) accelerate the vesting and termination of outstanding options, or (c) cancel outstanding options in exchange for cash payments to participants. The Board is not required to adopt the same rules for each option or each participant. A “fundamental transaction” is a merger of the Company with another entity in a transaction in which the Company is not the surviving entity or a transaction or other event that results in other securities being substituted for Common Stock. The 2005 Plan also gives the Board authority to specify that other events constitute a “change of control” and to take any of the above-described actions in connection with such event. Further, the Board may take similar actions upon a divestiture of any of its affiliates.

     If any change is made to the Common Stock without receipt of consideration by the Company (through merger, reorganization, stock split, stock dividend, combination of shares or similar change to the capital structure), the 2005 Plan and each outstanding stock award will be appropriately adjusted in (1) the number and kind of shares subject to the 2005 Plan, (2) the share limitations set forth in the Plan (including the limit of 10,000,000 shares that may be granted to any employee in any fiscal year), (3) the number and kind of shares covered by each outstanding stock award and (4) the exercise or purchase price per share subject to each outstanding stock award.

     The 2005 Plan constitutes an unfunded plan for incentive and deferred compensation. The Company is not required to create trusts or arrangements to meet its obligations under the 2005 Plan to deliver stock or make payments.

Federal Income Tax Consequences of Awards and Option Exercises Under the 2005 Plan

     The following is a general summary of the typical federal income tax consequences of the issuance and exercise of options under the Plan. It does not describe state or other tax consequences of the issuance and exercise of options.

     Nonstatutory Stock Options. Generally, no federal income tax is payable by a participant upon the grant of an NSO and no deduction is taken by the Company. Under current tax laws, if a participant exercises an NSO, he or she will have taxable income equal to the difference between the market price of Common Stock on the exercise date and the stock option grant price. The Company will be entitled to a corresponding deduction on its income tax return.

     Incentive Stock Options. The grant of an ISO has no federal income tax effect on the optionee. Upon exercise the optionee does not recognize income for “regular” tax purposes. However, the excess of the fair market value of the stock subject to an option over the exercise price of such option (the “option spread”) is includible in the optionee’s “Alternative Minimum Taxable Income” for purposes of the Alternative Minimum Tax. If the optionee does not dispose of the stock acquired upon exercise of an ISO until more than two years after the option grant date and more than one year after exercise of the option, any gain upon sale of the shares will be a long-term capital gain. If shares are sold or otherwise disposed of before both of these periods have expired (a “disqualifying disposition”), the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain (which will be long-term capital gain if the shares have been held more than one year after the date of exercise of the option). The Company is not entitled to a federal income tax deduction in connection with ISOs, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.

     Stock Awards. Stock awards will generally be taxed in the same manner as NSOs. However, shares issued pursuant to a stock award are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the shares will be forfeited in the event that the employee ceases to provide services to the Company. As a result of this substantial risk of forfeiture, if applicable, the employee will not recognize ordinary income at the time the shares are issued. Instead, the employee will recognize ordinary income on the dates when the shares are no longer subject to a substantial risk of forfeiture, or when the shares become transferable, if earlier. The employee’s ordinary income is measured as the difference between the amount paid for the shares, if any, and the fair market value of the shares on the date the shares are no longer subject to forfeiture. The employee may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of issuance of the shares) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the shares, if any, and the fair market value of the shares on the date the shares are issued, and the capital gain holding period commences on such date. The ordinary income recognized by an employee will be subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as and at the time the employee recognizes ordinary income.

Section 162(m) Limitations.

     Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated executive officers in any year after 1993. Under current regulations, compensation received through an award or the exercise of an option will not be subject to the $1,000,000 limit if the award and the plan meet certain requirements. One such requirement is that the plan must state the maximum number of shares with respect to which award may be made to any employee during a specified period. Accordingly, the 2005 Plan provides that no participant may be granted awards to acquire more than 10,000,000 shares in any year. The Company believes that stock options granted under the Plan can qualify as performance-based compensation and so compensation amounts arising in connection with such awards may not be subject to the loss deduction rule of Section 162(m). Stock awards may also qualify as performance-based compensation so long as they are subject to performance criteria that qualify under the applicable tax rules. If the stock awards so qualify, compensation amounts arising in connection with such awards may not be subject to this loss deduction rule. However, the Company may grant stock awards that are not subject to qualifying performance criteria and so it may not be able to deduct the full amount of compensation related to such stock awards to the extent the amount of compensation arising therefrom, together with other compensation paid to the affected executive officer, exceeds the Section 162(m) limit for the applicable year. Shareholder approval of this proposal will constitute shareholder approval of this limitation for Section 162(m) purposes.

Accounting Treatment

     Under current plans, the Company will adopt the fair value based method of recording stock options consistent with Statement of Financial Accounting Standards No. 123R (SFAS No. 123R) “Accounting for Stock-Based Compensation,” for all employee stock options granted subsequent to September 24, 2005. Prior to that date, the Company has applied and will apply Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for stock options.

Vote Required

     The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required to adopt the 2005 Plan.

The Board of Directors unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3

Ratification of agreements relating to the Company’s recapitalization, including the amendment of the Company’s outstanding Series B Subordinated Debentures to reduce the conversion price and provide for their conversion into Common Stock and the exchange of the Company's outstanding Series A Preferred Stock for shares of Common Stock

     The Company has entered into agreements with the holders of the Series A Preferred Stock and with holders of substantially all of its outstanding Convertible Subordinated Debentures, Series B, (the "Series B Debentures") that will result in the reduction of the conversion prices of those securities and the conversion of those securities into shares of Common Stock. We refer to these agreements as the "Recapitalization Proposal." Shareholder approval of the transactions contemplated by the Recapitalization Proposal is not required by applicable law. However, due to the significant impact that the Recapitalization Proposal will have on the holders of the Common Stock, the Board of Directors has conditioned the closing and implementation of the Recapitalization Proposal on the approval of holders of a majority of the Common Stock represented and voting at the Annual Meeting.

     The agreements constituting the Recapitalization Proposal are filed as exhibits to the Company's Form 10-Q for the quarter ended March 26, 2005 and are incorporated by reference herein. See "Incorporation by Reference."

Background

     In February 2000, the Company sold 15,000 shares of Series A Preferred Stock with an aggregate liquidation preference of $15,000,000 to an investor group led by Orca Bay Partners ("Orca Bay") and Madrona Venture Group ("Madrona"). The Series A Preferred Stock was convertible into Common Stock at an original conversion price of $4.75 per share. The Series A Preferred Stock included protective provisions, including the requirement that the Company obtain the consent of the holders of the Series A Preferred Stock prior to issuing any securities that had rights equal to or greater than the Series A Preferred Stock.

     In April 2001, the Company raised additional capital through the issuance of $2,500,000 principal amount of the Series B Debentures. The Series B Debentures had a five-year term and were convertible into shares of Series B Preferred Stock at a conversion price of $75 per share. Each share of Series B Preferred was convertible into 100 shares of Common Stock. The Series B Preferred had a liquidation preference of $150 per share, or $5,000,000 in the aggregate.

     The Company hired its current chief executive officer, Philippe Sanchez, in October 2003. The Company lost approximately $4.1 million in fiscal 2003 and had cash of approximately $4.8 million at the end of fiscal 2003. In conjunction with the Board of Directors, Mr. Sanchez developed a revised business plan for the Company that emphasized product offerings for digital photography as the new backbone of the Company's business. This strategy required capital for use in marketing and product and technology development. Throughout fiscal 2004, the Company reduced expenses in order to reduce its losses and cash drain. At the end of fiscal 2004, however, the Company's total liabilities exceeded its total assets, and it had a cash balance of approximately $2.5 million. The Company sustained a loss of $1.7 million during fiscal 2004.

     During the fourth quarter of 2004, the Company actively sought equity and debt capital to fund its revised business plan. Management engaged in discussions with the holders of the Series A Preferred Stock and the holders of the Series B Debentures regarding a restructuring of these securities and investing additional equity into the Company.

     During this time, the Board of Directors also considered whether a sale of the Company would be in the best interests of shareholders. The Board determined that a sale would be problematic, since even if a buyer could be found, the value of the Company did not exceed the combined liquidation preferences of the Series A Preferred Stock and the Series B Preferred (approximately $22.2 million) and thus the holders of Common Stock were unlikely to receive any proceeds from a sale.

     The Board of Directors determined that in order to attract new financing it was essential that the existing capital structure of the Company be restructured to accomplish the following:

  conversion of the Series A Preferred Stock to Common Stock in order to eliminate the liquidation preference and the right of holders of the Series A Preferred Stock to approve subsequent financings;
  either convert the Series B Debentures to Common Stock or negotiate an extension of the maturity date, so that the Company would not be facing possible bankruptcy in April 2006; and
  provide for value to existing holders of Common Stock in the event of a sale of the Company.

     In September 2004, as a result of previous discussions with management, representatives of Matinicus LP (the holders of the Series B Debentures) and Sunra Capital LLC approached the Company with a proposal to invest equity capital in the Company. Under the proposal, Sunra Capital would purchase $4 million of Common Stock and Matinicus would convert the Series B Debentures into Common Stock at a reduced conversion price, provided that the Series A Preferred Stock also was converted into Common Stock. In terms of a valuation of the Company, Sunra Capital and Matinicus indicated that they believed in the aggregate they should own more than a majority of the Common Stock following the transaction.

     Based on this proposal, management and the Board of Directors began a series of negotiations with Sunra Capital and Matinicus and with Orca Bay and Madrona, representing the holders of the Series A Preferred Stock to negotiate the terms of a transaction. These discussions lasted for approximately three months.

     One of the critical elements of the negotiations was to arrive at a value for the Company that was acceptable to all parties. Sunra Capital and Matinicus' proposal implied a pre-money valuation of the Company in the range of $6 million to $7 million. During the period of the negotiations, the Company's Common Stock traded on the OTC Bulletin Board at prices ranging from $.40 to $.52 per share (implying a value for the Company in excess of $20 million). The Board, however, did not believe that the trading price of the Common Stock was an accurate assessment of the value of the Company. In arriving at this conclusion, the Board considered its discussions of value with other potential investors and buyers, the Company's negative shareholders’ equity, the fact that the Company's independent accountants, Ernst & Young LLP, had qualified its audit opinion with a going concern qualification and that the Company's revenues were continuing to decline. The Board did not seek a third party valuation of the Company because it believed that such a valuation would be expensive and would yield little value in the negotiations. After extensive negotiations, all parties agreed that the investment by Sunra Capital would be based on a pre-money valuation of the Company of $9 million.

     The conversion price of the Series B Debentures was $.736 per share. Matinicus proposed that in return for converting the Series B Debentures to Common Stock (thus eliminating the risk of default in April 2006 and the need to use cash resources to repay the Series B Debentures) that the conversion price be reduced to the same per share price as Sunra Capital was purchasing its new Common Stock. The Board of Directors and the representatives of the Series A Preferred Stock agreed that the conversion price should reduced, but believed that the new conversion should be higher than that being paid by Sunra Capital for its Common Stock. After extensive negotiations, the parties agreed that Sunra Capital would purchase its shares at $.1078 per share and Matinicus would convert its debt at $.11 per share. On a basic shares basis (not counting outstanding options and warrants), Sunra Capital and Matinicus would own approximately 60.4% of the outstanding Common Stock following the Recapitalization Proposal. In addition, Sunra Capital and Matinicus would receive warrants to purchase additional Common Stock at $.21 per share.

     The representatives of the Series A Preferred Stock agreed to the sale of equity to Sunra Capital and the conversion of the Series B Debentures on the terms presented above. The Company and holders of the Series A Preferred Stock, however, had not agreed on the terms of the conversion of the Series A Preferred Stock into Common Stock. The basic issue in the negotiations was the division of the remaining 39.6% of equity in the Company between holders of the Common Stock and holders of the Series A Preferred Stock. The holders of the Series A Preferred Stock advised the Company that due to the liquidation preference on the Series A Preferred Stock and that the Common Stock had nominal value the substantial portion of the remaining equity in the Company should be allocated to the holders of the Series A Preferred Stock. The Board rejected this position on the grounds that the Series A Preferred Stock was unlikely to realize its full liquidation preference in any event and that there was value inherent in the Common Stock that was not being given credit by the holders of the Series A Preferred Stock. After lengthy and difficult negotiations, the Board and the holders of the Series A Preferred Stock reached agreement that the holders of the Series A Preferred Stock would exchange their shares for shares of Common Stock at a price of $.723 per share (including accrued dividends, $.951 per share). At this exchange ratio, the holders of the Series A Preferred Stock would own approximately 21% of the outstanding Common Stock following implementation of the Recapitalization Proposal and the holders of Common Stock would own approximately 18.6%.

     The agreement with Sunra Capital was structured to close in two parts. Sunra was unwilling to purchase Common Stock until the Recapitalization Proposal had been approved by the Company's shareholders and the Series A Preferred Stock and Series B Debentures had been converted into Common Stock. Since the Company needed an immediate cash infusion, Sunra Capital agreed to purchase $2,000,000 of convertible subordinated notes (the "New Notes") immediately and to purchase Common Stock following approval of the Recapitalization Proposal. Sunra Capital also agreed that it would convert the New Notes to Common Stock upon approval of the Recapitalization Proposal.

     On December 17, 2004, the Board of Directors unanimously approved a non-binding term sheet that set forth the basic outlines of the additional financing and the Recapitalization Proposal. The parties executed the non-binding term sheet on December 22, 2004. The term sheet was subject to negotiation of definitive agreements and other conditions, including approval of the Recapitalization Proposal by the Company's shareholders.

     Mr. Goodrich and Mr. Chapin, representatives of Madrona and Orca Bay on the Board of Directors, acted on behalf of the holders of the Series A Preferred Stock during the negotiations regarding the reduction in the conversion price of the Series A Preferred Stock and its conversion to Common Stock. Mr. Goodrich and Mr. Chapin recused themselves and did not participate in Board discussions regarding the Recapitalization Proposal as it related to the Series A Preferred Stock nor did they vote on any of these matters. Mr. Goodrich and Mr. Chapin did participate in the Board discussions regarding the investment of Sunra Capital in the Company and the conversion of the Series B Debentures.

     On February 16, 2005, the Company and the various parties entered into definitive agreements pursuant to which:

  Sunra Capital agreed to purchase immediately $2,000,000 of the New Notes, convertible into Common Stock at $.1078 per share, and warrants to purchase 1,904,762 shares of Common Stock at an exercise price of $.21 per share. Sunra Capital agreed to convert the New Notes to Common Stock if the Recapitalization Proposal is approved by shareholders of the Company;
  Sunra Capital agreed to purchase 9,276,438 shares of Common Stock at a price of $.1078, with the right to purchase up to an additional 9,276,438 shares of Common Stock at the same price, subject to the approval of shareholders of the Recapitalization Proposal. In connection with the purchase of the Common Stock, Sunra Capital will receive warrants to purchase between 952,381 and 1,904,762 shares of Common Stock at an exercise price of $.21 per share;
  Matinicus agreed to convert the Series B Debentures into shares of Common Stock at a conversion price of $.11 per share, subject to approval of the Recapitalization Proposal by shareholders of the Company. Upon such conversion, Matinicus will receive warrants to acquire up to 2,272,500 shares of Common Stock at an exercise price of $.21 per share;
  The Company would seek approval of amendments to the Company's Restated Articles to permit cumulative voting in the election of directors and to remove provisions establishing staggered terms for directors;
  The holders of the Series A Preferred Stock agreed to exchange their Series A Preferred Stock for shares of Common Stock at an exchange rate of $.723 per share, subject to approval of the Recapitalization Proposal by shareholders of the Company.

Effects of the Recapitalization Proposal

     If the Recapitalization Proposal is approved by shareholders, the following transactions will occur:

  Sunra Capital will convert the New Notes into 18,552,876 shares of Common Stock;
  Sunra Capital and other investors will purchase 18,552,876 shares of Common Stock at a price of $.1078 per share;
  Matinicus will convert its Series B Debentures into 22,725,000 shares of Common Stock at a conversion price of $.11 per share; and
  The holders of Series A Preferred Stock will exchange their shares of Series A Preferred Stock for 20,746,885 shares of Common Stock at an exchange ratio of $.723 per share.

The capitalization of the Company at May 16, 2005 was:

	Outstanding & voting	Percentage	Fully Diluted	Percentage
Common shares outstanding	18,451,875	85.0%	18,451,875	36.80%
Stock options outstanding			3,437,416	6.86%
Series B Debentures ($2,499,750 @$0.736/share)			3,396,399	6.77%.
Comerica warrants			122,727.25%
Series A Preferred Stock ($15m @ $4.618/share)	3,248,159	15.0%	3,248,159	6.48%
Series A cumulative dividends ($4,725,000 @ $4.618/share			1,023,170	2.04%
New Notes - $2,000,000			18,552,876	37.00%
New Notes - warrants			1,904,762	3.80%
Total	21,700,034	100%	50,137,384	100%

If the Recapitalization Proposal is approved by shareholders of the Company, the capitalization of the Company following the implementation of the above transactions will be:

Common Stock	Capital	Shares	Voting Percentage	Fully Diluted Percentage
Existing Common Stock		18,451,875	18.64%	16.98%
New Notes	$ 2,000,000	18,552,876	18.73%	17.07%
New Common Stock	$ 2,000,000	18,552,876	18.73%	17.07%
Series A Preferred Stock	$19,725,000	20,746,885	20.95%	19.09%
Series B Debentures	$ 2,499,750	22,725,000	22.95%	20.91%
Warrants – New Notes and Common Stock		3,809,524	–	3.51%
Warrants – Series B Debentures		2,272,500	–	2.09%
Warrants-Comerica		122,727	–	.11%
Stock options outstanding		3,437,416	–	3.17%
Total		108,671,679	100%	100%

Reasons for the Recapitalization Proposal

     The Board of Directors believes that the Recapitalization Proposal is in the best interests of the holders of Common Stock and unanimously recommends that the holders of the Common Stock approve the Proposal. In reaching its decision, the Board of Directors considered the following factors:

  the urgent need of the Company for equity capital. The Board believed that the Company could not survive as a going concern without additional equity capital. At September 25, 2004, the Company had negative shareholders' equity and based on achievement of management's business plan for 2005, had sufficient cash to continue operations only through the end of the 2005 fiscal year. The Board also considered whether the Company would have the ability to repay the Series B Debentures upon their maturity in April 2006;
  the desirability of simplifying the capital structure of the Company in order to facilitate future financings. The Board believes that the existing capital structure of the Company, with substantial liquidation preferences in the Series A Preferred Stock and the Series B Preferred and the extensive shareholder rights contained in the terms of those classes of preferred stock is an impediment to future financing of the Company. The aggregate liquidation preference (currently approximately $22.2 million) greatly exceeds the current value of the Company. The holders of Series A Preferred Stock also have the right to approve the issuance of any equity security that has rights superior to or equal to the rights of the Series A Preferred Stock. As a result, it has been extremely difficult for the Company to structure a transaction to raise additional capital.
  the April 2006 maturity date of the Series B Debentures and the likelihood that the Company would not be able to repay the principal of those Debentures at maturity. The Board considered the consequences of defaulting on the Series B Debentures. In such event, it was likely that the Company would be forced into bankruptcy proceedings from which it was unlikely that holders of Common Stock would receive any value. The Board also took into account the likelihood that the Series B Debentures could be refinanced or the term of the Debentures extended;
  the necessity to engage a new independent auditing firm following the resignation of Ernst & Young LLP. Ernst & Young LLP resigned as the Company's independent auditor at the conclusion of the audit of the fiscal 2004 financial statements. Due to the Company's financial condition, the Company had extreme difficulty in engaging a new independent auditing firm. The inability of the Company to engage a new auditing firm caused it to be late in filing its Form 10-Q for the first quarter of 2005, which would have led to the exclusion of the Company from quotation on the OTC Bulletin Board. As a result of the Sunra Capital investment and the Recapitalization Proposal, the Company was able to engage an independent auditing firm, Williams & Webster;

  the amount of dilution to be experienced by holders of the Common Stock. The Board of Directors recognized that the financing with Sunra Capital and the Recapitalization Proposal would cause the Common Stock to experience a significant dilution in voting power and in the trading price of the Common Stock. The Board considered the intrinsic value of the Common Stock and concluded that the trading price of the Common Stock was not indicative of its actual economic value. The Board recognized that, due to the liquidation preference of the Series A Preferred Stock and the Series B Preferred, the holders of Common Stock would not recognize any value in a sale of the Company unless the Company could be sold for in excess of $23 million. The Board did not believe that such a sale value was realistic in any near term time frame. The Board concluded that the financing and the Recapitalization Proposal were in the best interests of the holders of Common Stock because these transactions would enhance the value of the Company and would provide immediate value to holders of Common Stock in the event of a sale transaction;
  the ability to provide meaningful equity incentives to management. Although senior management holds a significant number of options to purchase Common Stock, due to the liquidation preferences of the Series A and Series B Preferred, it was unlikely that management would realize any value from the options in the event of a sale transaction. The Board believes that equity incentives are an important component of management compensation and that without the ability to offer meaningful equity compensation it would be difficult to retain and recruit qualified management personnel. The Board believed that one of the benefits of the Recapitalization Proposal is the ability to offer meaningful equity compensation to senior management; and
  the opinion of Duff & Phelps, LLC. The Board retained Duff & Phelps, LLC to render its opinion to the holders of the Common Stock from a financial point of view of the Recapitalization Proposal. Although the opinion was delivered after the Board originally approved the agreements relating to the financing and the Recapitalization Proposal, the Board re-evaluated the Recapitalization Proposal after receiving Duff & Phelps opinion and decided to re-affirm its approval of the Recapitalization Proposal and to seek shareholder approval thereof. For more information with respect to the opinion of Duff & Phelps, see below and Appendix B hereto.

  The Board also considered the following alternatives to the Recapitalization Proposal.
  Bankruptcy. The Board considered filing a petition for reorganization under federal bankruptcy law. The Board concluded that such a petition would involve significant expense and would not ultimately enhance the value of the Common Stock.
  Raise additional debt financing without the Recapitalization Proposal. Sunra Capital indicated a willingness to provide the Company with additional debt financing, convertible into Common Stock, without requiring the conversion of the Series B Debentures or the Series A Preferred Stock. The Board decided not to pursue this alternative because (i) it would not have eliminated the Company's negative shareholders' equity, (ii) the Company's capital structure would have remained an impediment to future financing; and (iii) the ability of the Company to repay the Series B Debentures in April 2006 would still have been in doubt.

Effect of Non-Approval of the Recapitalization Proposal

     If the Recapitalization Proposal is not approved by the holders of the Common Stock, it will have the following effects:

  the holders of the Series A Preferred Stock will not exchange their shares for Common Stock and the Series A Preferred Stock will remain outstanding. The $19.7 million liquidation preference of the Series A Preferred Stock will remain and will increase at a rate of 6% per annum. The Series A liquidation preference will make it unlikely that holders of Common Stock will receive any proceeds from a sale of the Company unless the Company can be sold for in excess of $23 million. The issuance of any securities with rights and preferences equal to or greater than those of the Series A Preferred Stock must be approved by holders of the Series A Preferred Stock. As a result, the ability of the Company to raise additional capital will be more difficult.
  Matinicus will not convert the Series B Debentures into Common Stock. The Series B Debentures will remain outstanding and will mature in April 2006. It is unlikely that the Company will have the cash resources to repay the Series B Debentures when they mature. Accordingly, the Company may have to file a petition for bankruptcy or take some other action to extend the maturity date of the Series B Debentures. The Company cannot predict whether it will be possible to extend the maturity date of the Series B Debentures.
  the New Notes purchased by Sunra Capital will not be converted to Common Stock and will remain outstanding. Payment of the interest on the New Notes will remain an additional expense of the Company.
  Sunra Capital will not purchase an additional $2 million of Common Stock. As a result, the Company will continue to have negative shareholders' equity and will either have to scaleback its business plan to conserve cash or will have to find another source of financing.

Opinion of Duff & Phelps, LLC to the Board of Directors of PhotoWorks, Inc.

     On March 25, 2005, PhotoWorks’ board of directors retained Duff & Phelps to render an opinion as to the fairness of the proposed transaction, from a financial point of view, to the non-affiliate, public common shareholders of PhotoWorks. On April 12, 2005, Duff & Phelps delivered: (1) a written presentation summarizing its underlying analysis, and (2) its written opinion letter to the board of directors stating, in part, that as of April 12, 2005 and based upon and subject to the factors and assumptions set forth in its opinion, the proposed transaction is fair to the non-affiliate, public common shareholders of PhotoWorks from a financial point of view (without giving effect to any impacts of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).

     The full text of Duff & Phelps’ opinion, dated April 12, 2005, which is attached as Appendix B to this proxy statement, sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations of the review undertaken by Duff & Phelps, which are described below. You are urged to, and should, read Duff & Phelps’ opinion carefully and in its entirety.

     In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries, as it deemed necessary and appropriate under the circumstances. Duff & Phelps’ due diligence with regard to the proposed transaction included, but was not limited to, the items summarized below.

  Visited the Company’s corporate headquarters in Seattle, Washington;
  Conducted meetings and subsequent discussions with members of the senior management team of PhotoWorks as follows:
    Mr. Philippe Sanchez – President and Chief Executive Officer
    Ms. Loran Cashmore Bond – Vice President Administration, Treasurer and Chief Accounting Officer
    Mr. Thomas Kelley – Vice President and Chief Marketing Officer
    Mr. Michael Lass – Vice President and Chief Operations Officer
  Conducted meetings and telephonic interviews with the following individuals:
    Mr. David Wilson – Heller Ehrman White & McAuliffe – Outside counsel to PhotoWorks
    Mr. Paul Goodrich – Madrona Venture Group / member of PhotoWorks board of directors
    Mr. Ross Chapin – Orca Bay Partners / member of PhotoWorks board of directors
    Mr. Matt Kursh – member of PhotoWorks board of directors
    Mr. Mark Kalow – member of PhotoWorks board of directors
    Mr. Edward Holl – Matinicus LP
  Reviewed PhotoWorks’ financial statements and SEC filings, including the annual report on Form 10-K for the years ended September 2003 and 2004 and quarterly reports on Form 10-Q for the period ended December 25, 2004;
  Reviewed financial projections prepared by PhotoWorks management for the fiscal years ended September 2005 through 2007 and current budget for fiscal year ended September 2005;
  Reviewed certain documents and agreements related to the Proposed Transaction, including:
    Convertible Note, Warrant and Common Stock Purchase Agreement
    Common Stock Purchase Agreement
    Share Exchange Agreement
    Form of Warrant
    Subordinated Convertible Note
    Amendment to Subordinated Debentures
    Amendment No. 1 to the Amended and Restated Bylaws of PhotoWorks, Inc.

    Articles of Amendment to the Third Amended and Restated Articles of Incorporation
    Investor Rights Agreement
    Amended and Restated Investor Rights Agreement
  Reviewed certain additional documents and agreements, including:
    Articles of Amendment to Articles of Incorporation, dated February 9, 2000
    Series A Preferred Stock and Warrant Purchase Agreement, dated as of January 31, 2000
    Articles of Amendment to Articles of Incorporation, dated April 24, 2001
    Subordinated Convertible Debenture, dated April 25, 2001
  Reviewed certain investor presentations and strategic planning documents prepared by the company’s management;
  Reviewed the minutes of the PhotoWorks board of directors meetings from October 2003 through March 2005;
  Analyzed the historical trading volume and prices of PhotoWorks common stock;
  Reviewed other operating and financial information provided by company management; and
  Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

     Duff & Phelps also took into account its assessment of general economic, market and financial conditions, and its experience in securities and business valuation, in general, and with respect to transactions similar to the proposed transaction in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of PhotoWorks’ solvency or of any specific assets or liabilities (contingent or otherwise). Duff & Phelps’ opinion should not be construed as a credit rating, solvency opinion, an analysis of PhotoWorks’ credit worthiness or otherwise as tax advice or as accounting advice. In rendering its opinion, Duff & Phelps relied upon the fact that the board of directors and the company have been advised by counsel as to all legal matters with respect to the proposed transaction, including whether all procedures required by law to be taken in connection with the proposed transaction have been duly, validly and timely taken; and Duff & Phelps did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

     In preparing its forecasts, performing its analysis and rendering its opinion with respect to the proposed transaction, Duff & Phelps: (1) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including PhotoWorks management, and did not attempt to independently verify such information, (2) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same, and (3) assumed that the final versions of all documents reviewed by them in draft form conform in all material respects to the drafts reviewed. Duff & Phelps’ opinion further assumes that information supplied and representations made by PhotoWorks management are substantially accurate regarding PhotoWorks and the proposed transaction. Neither

PhotoWorks management nor its board of directors placed any limitations upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its opinion.

     In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the proposed transaction. Duff & Phelps has also assumed that all of the conditions precedent required to implement the proposed transaction will be satisfied and that the proposed transaction will be completed in accordance with the transaction documents that were provided for its review.

     The basis and methodology for Duff & Phelps’ opinion have been designed specifically for the express purposes of the board of directors and may not translate to any other purposes.

     To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion is based proves to be untrue in any material respect, its opinion cannot and should not be relied upon.

     Duff & Phelps prepared its opinion effective as of April 12, 2005. The opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to the attention of Duff & Phelps after the date thereof.

     Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on Duff & Phelps’ part to any party.

     Duff & Phelps’ opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the proposed transaction, or whether to proceed with the proposed transaction or any related transaction, nor does it indicate that the consideration received is the best possible attainable under any circumstances. The decision as to whether to proceed with the proposed transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion is based. As a result, the opinion and presentation of Duff & Phelps was only one of many factors taken into consideration by the board of directors in making their respective determinations with respect to the proposed transaction.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

     In preparing its opinion, Duff & Phelps performed certain financial and comparative analyses summarized in the following paragraphs. Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors it considered, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by Duff & Phelps in arriving at its opinion, Duff & Phelps made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion. Although these paragraphs include some information in tabular format, those tables are not intended to stand alone, and must be read together with the full text of each summary and the limitations and qualifications in the opinion.

     Duff & Phelps’ analysis quantitative analysis focused on three main components: (1) a comparison of the fair market value of PhotoWorks common stock before and after consummation of the proposed transaction, (2) a comparison of the pricing in the proposed transaction with the fair market value of PhotoWorks, and (3) the allocation of PhotoWorks’ post transaction value among the various classes of current investors.

     Going Concern Analysis. In preparing its analysis, Duff & Phelps considered both a going concern basis of value and potential value under a hypothetical liquidation scenario. Inherent in Duff & Phelps’ going concern analysis is the underlying assumption that the company has the ability to continue as a going concern, which in all likelihood would require an infusion of capital. Duff & Phelps derived a range of enterprise values for PhotoWorks on a going concern basis using a discounted cash flow analysis and a market multiple analysis. Each of these analyses is summarized below.

     Discounted Cash Flow Analysis. Duff & Phelps performed a discounted cash flow analysis to derive indications of total enterprise value. A discounted cash flow analysis is designed to provide insight into the intrinsic value of a business based on the projected earnings and capital requirements as well as the net present value of projected debt-free cash flows. Duff & Phelps based its discounted cash flow analysis on projections of debt-free cash flows of PhotoWorks for the remainder of fiscal 2005 and fiscal years ending September 30, 2006 through 2009. These projections were derived using input and guidance provided by PhotoWorks’ management and were not independently verified by Duff & Phelps. In its analysis, Duff & Phelps used discount rates ranging from 17.0% to 19.0% to reflect the overall risk associated with PhotoWorks’ operations and financial performance. Duff & Phelps calculated a terminal value at the end of 2009 using two methods: a constant growth dividend discount model, which incorporated a perpetuity growth rate of 5.0%, and the capitalization of EBITDA method using an EBITDA multiple of 6.0x.

     Duff & Phelps’ discounted cash flow analysis yielded a total enterprise value for PhotoWorks ranging from $5.7 million to $7.4 million.

     Market Multiple Analysis. Duff & Phelps’ market multiple analysis was based on two sources of indicated market valuation multiples: (1) comparable public companies, and (2) comparable merger and acquisition transactions.

     Duff & Phelps selected a group of comparable public companies. No company used in this analysis is identical to PhotoWorks, and, accordingly, a comparable company analysis involves complex and subjective considerations and judgments concerning differences in financial and operating characteristics of businesses and other factors that affect trading prices of the various companies being compared.

     In the selection of comparable public companies, Duff & Phelps used multiple databases to identify domestic public companies that are similar to PhotoWorks from an investment perspective. It is unusual that any two companies are identical. Typically, however, public companies can be identified which have similar product lines, customer bases, or other business attributes which would cause an investor to group the companies in the same broad industry class for investment purposes. Duff & Phelps ultimately derived two groups of comparable public companies, with eight companies in each group.

     The 16 selected companies are listed below and were included in the comparison group based on their investment risks, products and services offered, and target markets:

Digital Media Services	Internet/Mail Order Retail

Audible, Inc. Hollywood Media Corp. Homestore, Inc. Napster, Inc. Netflix, Inc. Priceline.Com, Inc. Real Networks, Inc. Stamps.Com, Inc.	1-800-Flowers.Com Blue Nile, Inc. Drugstore.Com, Inc. Ecost.Com, Inc. FTD Group, Inc. Overstock.Com, Inc. Red Envelope, Inc. Varsity Group, Inc.

     Duff & Phelps then compared selected financial information of PhotoWorks with corresponding data of the selected comparable public companies. Because PhotoWorks has not generated recent profits or cash flow, and is not expected to do so in the near future, Duff & Phelps derived valuation multiples based on the ratio of total enterprise value to latest twelve months (LTM) revenue and projected fiscal year revenue. The table below summarizes the indicated valuation multiples for the 16 comparable public companies:

Digital Media Serivces				Digital Media Serivces

(EV stated in $millions)		EV as a Multiple of		(EV stated in $millions)		EV as a Multiple of

Company Name	Enterprise Value (EV)	LTM Revenue	Projected Revenue	Company Name	Enterprise Value (EV)	LTM Revenue	Projected Revenue

Audible, Inc.	$257	7.5x	4.3x	1-800-Flowers.Com	$384	0.6x	0.6x
Hollywood Media Corp.	151	2.1	1.5	Blue Nile, Inc.	383	2.3	1.8
Hollywood Media Corp.	256	1.2	1.1	Drugstore.Com, Inc.	180	0.5	0.4
Hollywood Media Corp.	113	1.2	1.3	Ecost.Com, Inc.	100	0.6	0.4
Netflix, Inc.	358	0.7	0.5	FTD Group, Inc.	568	1.4	1.3
Priceline.Com, Inc.	999	1.1	1.0	Overstock.Com, Inc	577	1.2	0.7
Real Networks, Inc.	714	2.7	2.3	Red Envelope, Inc.	47	0.5	0.5
Stamps.Com, Inc.	336	8.8	6.9	Varsity Group, Inc.	101	2.7	1.9

Mean	$398	3.2x	2.4x	Mean	$292	1.2x	0.9x
Median	$297	1.6x	1.4x	Median	$281	0.9x	0.7x

     Similar to the comparable public company analysis, Duff & Phelps used multiple databases and resources to identify comparable controlling interest transactions involving companies with similar product lines, customers, or other business attributes. The identified transactions include acquisitions of controlling interests as well as acquisitions of remaining minority interests by the controlling interest owners. Duff & Phelps identified 26 pending or completed comparable transactions that met its search criteria, including certain confidential transactions derived from Duff & Phelps’ proprietary data.

     For 18 of the 26 identified transactions, adequate financial data was available to derive implied multiples of enterprise value to revenue. For those transactions for which revenue multiples could be calculated, the multiples ranged from 0.5x to 9.3x, with a mean and median of 3.2x and 2.1x, respectively. Duff & Phelps also noted in its analysis that those companies generating operating losses changed hands at indicated valuation multiples that were substantially lower than the overall averages, generally ranging from 1.1x to 1.5x.

     When determining the appropriate valuation multiples for PhotoWorks, Duff & Phelps considered the fact that the company generates its revenue from two related but distinctly different business lines – film processing and digital products and services. Duff & Phelps also considered the fact that future growth expectations are markedly different for these two business lines and therefore determined that it would be appropriate to segregate PhotoWorks’ revenue into two components and apply different valuation multiples to each component to reflect the different growth expectations.

     Based on an overall assessment of valuation multiples exhibited by the comparable public companies and the identified merger and acquisition transactions, as well as a relative assessment of PhotoWorks in terms of size, growth, profitability and other relevant quantitative and qualitative factors, Duff & Phelps selected valuation multiples that are, in its opinion, appropriate for the company. The application of selected multiples to the relevant financial measures is summarized in the table below.

Business Line	Revenue		Range of Multiples				Range of Value Indications

LTM Through 12/25/04:
Digital	3,712	x	1.00x	-	1.25x	=	3,712	4,639
Film Processing	14,913	x	0.10x	-	0.15x	=	1,491	2,237

Total	18,624						5,203	6,876

Projected Fiscal 2005:
Digital	4,112	x	0.90x	-	1.10x	=	3,701	4,523
Film Processing	9,856	x	0.10x	-	0.15x	=	986	1,478

Total	13,968						4,686	6,001

     As shown above, Duff & Phelps’ market multiple analysis yielded a total enterprise value for PhotoWorks ranging from $4.7 million to $6.9 million. Duff & Phelps did not consider any one of these value indications to be any more or less significant than any other indication in arriving at its conclusions.

     Concluded Range of Enterprise Values. Based on its discounted cash flow and market multiple analyses, Duff & Phelps determined that a range of enterprise values from $4.7 million to $7.4 million was reasonable.

     Concluded Range of Common Equity Values – Pre-Transaction Capital Structure. Based on the company’s pre-transaction capital structure, Duff & Phelps’ determination of common equity value was derived using the concluded range of enterprise values as a starting point and then: (1) adding to that amount the company’s pre-transaction cash balance plus the estimated value of remaining tax benefits from NOL carryforwards, and (2) deducting the liquidation preference of the company’s preferred stock, the principal balance of the company’s convertible subordinated debentures, and the book value of other long-term liabilities. Based on these adjustments, PhotoWorks’ indicated total common equity value ranged from ($13.2) million to ($15.9) million. Thus, on a going concern basis, and based upon the company’s pre-transaction capital structure, Duff & Phelps concluded there was no indication of positive value attributable to common equity.

     Concluded Range of Common Equity Values – Post-Transaction Capital Structure. Based on the company’s post-transaction capital structure, Duff & Phelps’ determination of common equity value was again derived using the above-noted range of enterprise values as a starting point. However, certain additional adjustments were made. First, in addition to the company’s pre-transaction cash balance, Duff & Phelps included the anticipated proceeds of $4.0 from the proposed transaction. Second, no deduction was included for the company’s Series A Preferred Stock or convertible subordinated debentures. Instead, these claims were reflected in the number of post-transaction common shares outstanding based on based on the conversion prices described above. Finally, the number of post-transaction common shares was also increased to reflect the maximum additional shares that the company may sell in the proposed transaction. Based on these adjustments, PhotoWorks’ indicated total common equity value ranged from $10.0 million to $12.7 million. From that amount, Duff & Phelps deducted its estimated value of outstanding post-transaction common stock options and warrants. Options and warrants were valued using the Black-Scholes option valuation model. Finally, dividing its concluded fully diluted common equity value by the number of pro forma common shares outstanding resulted in rounded values ranging from $0.10 per share to $0.13 per share on a post-transaction, going concern, fully diluted basis.

Hypothetical Liquidation Analysis

     In addition to the going concern analysis described above Duff & Phelps prepared an analysis of PhotoWorks’ common equity under a hypothetical liquidation scenario. In its analysis, Duff & Phelps adjusted the value of various assets reflected on the company’s balance sheet to reflect the proceeds that might be received in an orderly liquidation proceeding. Estimates of asset values were prepared based on discussions with PhotoWorks management. On an orderly liquidation basis, Duff & Phelps estimated the aggregate value of the company’s assets to be in a range between $2.9 million and $3.5 million.

     With respect to the company’s liabilities, although certain creditors might be expected to settle for less than full payment in a liquidation scenario, Duff & Phelps assumed that common stock holders would not be entitled to receive any liquidation proceeds until all senior claims had been paid in full. In addition to the liabilities reflected on the company’s balance sheet, Duff & Phelps included an additional liability to reflect the company’s leasehold position in its corporate headquarters. The current lease has a total of approximately $2.0 in remaining payments due over the next five years. However, Duff & Phelps assumed that the full amount of that liability would not have to be borne by the company as a portion of the payments might be covered by a sublessor or as the landlord might be able to mitigate losses by leasing the property to a new tenant. Based on discussions with management, Duff & Phelps reflected the leasehold liability at $1.0 million. Excluding interest-bearing debt and the liquidation preference in the company’s Series A Preferred Stock, the company’s liabilities were estimated at approximately $5.0 million.

     After further deducting the company’s interest-bearing liabilities and the liquidation preference on its Series A Preferred Stock from the range of asset values noted above, Duff & Phelps determined that there was no indication of positive value available to common equity holders.

Historical Trading Price and Volume

     Duff & Phelps also reviewed and analyzed recent trading in PhotoWorks’ common stock, which is very thinly traded in the over-the-counter bulletin board market. Duff & Phelps noted that over the past year, an average of approximately 86,000 shares have traded each day. Measured in dollar terms, trading volume has averaged approximately $31,000 per day. Duff & Phelps also noted that because of its thin trading, both in absolute terms and on a dollar-basis, the company’s stock is subject to significant price fluctuations that are not based on Company information or recent developments typically associated with movements in stock prices.

     Based on its current trading price, the Company’s market capitalization is approximately $3.6 million. Adding to that amount the principal balance of the convertible subordinated debentures and the liquidation preference on the Series A Preferred Stock, implies an enterprise value of approximately $25.5 million. By contrast, Duff & Phelps’ analysis indicated that the enterprise value of the Company under the current capital structure would range from $6.5 million to $9.2 million (including the estimated value of NOL carryforwards). Further, Duff & Phelps’ analysis indicated that there is no value available to the holders of common stock under the company’s current capital structure, either on a going concern basis or in a liquidation scenario.

     Based on its fundamental valuation analysis, its assessment of trading volume, and the fact that PhotoWorks is a bulletin board stock with no analyst coverage or material institutional ownership, it is Duff & Phelps’ opinion that the trading price of PhotoWorks’ common stock does not provide a meaningful indication of true economic value.

Conclusion

     Based on its analysis as summarized above, Duff & Phelps reached the following conclusions:

  Notwithstanding the public market price of PhotoWorks common stock, on a pre-transaction basis Duff & Phelps was not able to derive any indications of positive economic value for the shares on either a going concern basis or under a liquidation scenario.
  Because the priority position of the convertible subordinated debentures and Series A Preferred Stock would be eliminated, PhotoWorks’ common stock has an estimated value of $0.10 to $0.13 per share after the proposed transaction.
  The purchase price being paid for new common shares and the conversion price for the convertible subordinated debentures, at $0.1078 and $0.11 per share respectively, is within the indicated range of post-transaction values.
  The conversion price for the Series A Preferred Stock stock, at $0.723 per share is well above the indicated range of post-transaction value.
  Finally, although the current common stock holders hold no economic value on a pre-transaction basis, they will wind up owning 16.7% of the Company on a post-transaction fully diluted basis.
  Given all of these considerations, it is Duff & Phelps opinion the Proposed Transaction is fair to the non-affiliate, public common shareholders of PhotoWorks from a financial point of view (without giving effect to any impacts of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).

Other

     Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, recapitalizations, tax matters, ESOP and ERISA matters, corporate planning, and other purposes. Duff & Phelps has not previously provided PhotoWorks with financial advisory services.

     PhotoWorks has agreed to pay Duff & Phelps a fee of $125,000 in connection with the services provided by it under this engagement, of which $62,500 was paid upon execution of the engagement agreement, and $62,500 became due upon Duff & Phelps’ informing PhotoWorks board of directors that it was prepared to deliver its opinion. No portion of Duff & Phelps’ fees is contingent upon consummation of the proposed transaction or the conclusion reached by Duff & Phelps in its fairness opinion. PhotoWorks has also agreed to indemnify Duff & Phelps and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Duff & Phelps or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Duff & Phelps’ engagement and any related transactions. PhotoWorks has also agreed to negotiate in good faith the terms of additional compensation to Duff & Phelps in the event that: (1) the terms of Duff & Phelps engagement are modified after substantial completion of the analysis by Duff & Phelps in preparation of its opinion and such modification requires substantial additional analysis or other services by Duff & Phelps or (2) the proposed transaction is not closed by June 30, 2005 and Duff & Phelps is asked to provide additional services.

Recommendation of the Board of Directors

     The Board of Directors recommends that the holders of the Common Stock approve the Recapitalization Proposal. Due to their position as representatives of holders of the Series A Preferred Stock, Mr. Chapin and Mr. Goodrich abstained from voting on this recommendation. The affirmative vote of a majority of the shares of Common Stock represented and voting on this Proposal is required for approval.

PROPOSAL 4

Amendment of the Company’s Articles of Incorporation and Bylaws to provide for the annual election of directors.

The Company currently has 3 classes of directors, with 1/3 elected each year and each director serving a 3-year term, an arrangement that is often referred to as a “classified” or “staggered” board. The Board has unanimously approved, subject to shareholder approval, the amendment of the Restated Articles to provide instead for the annual election of all directors. The text of the proposed amendment to the Restated Articles in included in Appendix C hereto.

The Recapitalization Agreements provide that shareholder approval of an amendment to the Articles of Incorporation to allow cumulative voting in the election of directors is a condition of those Agreements. In order for such an amendment to be effective, elimination of the classified board must occur. If adopted, the proposed changes would provide that in future Board elections, directors will be elected annually and not by classes as is now provided. If the Recapitalization described in Proposal 3 and the charter amendments described in Proposals 3, 4, and 5 are approved by the shareholders, the terms of all directors will expire at the 2006 Annual Meeting.

A classified board is generally used as a mechanism to make it more difficult for a hostile bidder to take over a company, since it would require at least two annual meetings before a majority of the board can be replaced. Due to this difficulty, bidders have incentive to negotiate any proposed acquisition with the Company, which studies have found generally increases the acquisition premium paid to shareholders. Increasingly, however, institutional investors have called for the end of the classified board system, believing it makes a board less accountable to shareholders when directors do not stand for annual election. Likewise, many commentators believe shareholders should have the opportunity to vote on the performance of the entire board each year.

The Board does not believe this amendment would destabilize the Company or affect the continuity of director service, in any way. If the Recapitalization Proposal is approved, four shareholders will control in the aggregate approximately 80% of the total voting power of the Company, the ability of a hostile bidder to take control of the Company without negotiating with the Board of Directors is remote.

The amendments described in this Proposal 4 require approval of the holders of at least a majority of the shares entitled to vote at the Annual Meeting. In the event that this Proposal is adopted, but either Proposal 3 or 5 is not adopted, the Board reserves the right to not implement this Proposal.

The Board recommends a vote “FOR” approval of the amendment
providing for the annual election of directors.

PROPOSAL 5

Amendment of the Company’s Articles of Incorporation and Bylaws to provide for cumulative voting in elections for directors.

Under the Restated Articles and the Restated Bylaws as currently in effect, Company shareholders are entitled to one (1) vote for each share of Common Stock they hold or would receive upon conversion of the outstanding Preferred Stock. The Board has unanimously approved, subject to shareholder approval, the amendment of the Restated Articles to provide instead for cumulative voting in elections for directors. The establishment of cumulative voting in elections for directors is a precondition to the closing of the Recapitalization and the Investors’ obligations to convert their outstanding Debentures and Series A Preferred Stock into Common Stock. The text of the proposed amendment to the Restated Articles is included as Appendix D hereto.

If adopted, the proposed changes would provide that in future Board elections, each shareholder will be entitled to cast that number of votes that is equal to the product of (i) the number of directors standing for election times (ii) the number of shares of Common Stock held (and, if applicable, issuable upon conversion of other securities).

For example, if there were seven open seats on the Board in a given year, the holder of 100 shares of Common Stock would be entitled to cast a total of 700 votes, those 700 votes could be cast for a single nominee, or 100 votes could be cast for each of the seven nominees, or could be cast in any other combination that totals 700 votes. In an election that utilizes cumulative voting, the nominees that receive the highest number of votes are elected to the board of directors until the open seats are filled. For this reason, if the number of nominees equals the number of positions to be elected, all nominees would be elected and the presence of cumulative voting would not change the outcome. On the other hand, if there are more nominees than positions to be elected, cumulative voting can permit a shareholder controlling a certain percentage of the voting power in the Company to elect at least one director without needing the votes of any other shareholders.

Many commentators have endorsed the argument that cumulative voting increases the possibility of electing at least one director with an independent viewpoint, and it is more likely to broaden the perspective of a board, particularly in encouraging directors independent of management. Cumulative voting also provides a voice for minority holdings, while not interfering with corporate governance by the voting majority of the Board. This may help achieve the objective of the Board representing all shareholders. Only cumulative voting gives proportionate weight to votes by such shareholders whose holdings are sufficiently significant to elect at least one but not all the directors. Cumulative voting allows a significant group of shareholders, such as employee shareholders or significant investors, to elect at least one director bringing an independent perspective to Board decisions.

Other commentators have criticized cumulative voting since it could enable individual shareholders or groups of shareholders with less than a majority of shares to pool their votes to elect directors that might be concerned with advancing the positions of the group responsible for their election, setting up a potential conflict of interest.

If the Recapitalization is approved, Orca Bay, Matinicus and Sunra Capital will each control a sufficient number of shares of Common Stock to ensure that their respective nominees are elected to the Board under a cumulative voting system. It is important to note, however, that in the case of Orca Bay, this power is substantially equivalent to the rights it holds as a holder of shares of Series A Preferred Stock, powers that it will surrender if the Recapitalization is approved by the shareholders.

The amendments described in this Proposal 5 require the affirmative vote of the holders of at least a majority of the votes entitled to be cast at the Annual Meeting. In the event that this Proposal is adopted, but either Proposal 3 or 4 is not adopted, the Board reserves the right to not implement this Proposal.

The Board recommends a vote “FOR” approval of the amendments providing for cumulative voting in elections of directors.

PROPOSAL 6

Amendment of the Company’s Articles of Incorporation and Bylaws to increase the number of authorized shares of Common Stock to 250,000,000 shares.

The table below sets forth as of the Record Date the number of outstanding shares, shares to be issued upon conversion of outstanding securities and shares reserved for issuance upon exercise of outstanding options and warrants.

Common Shares

Outstanding	18,451,875
Issuable upon conversion of:
Series A Preferred Stock	3,248,159
Subordinated Debentures, Series B	3,396,399
Subordinated Debentures, 2005	18,552,876

Issuable upon exercise of:
Stock Options	3,448,666
Warrants	2,027,489

Available for grant under existing option plans	981,584

Total	50,107,048

If the Recapitalization Proposal is approved, all outstanding convertible securities will be converted into common stock. In addition, the Company will sell up to an additional 18,552,876 common shares and 1,904,762 warrants. If the 2005 Equity Incentive Plan is approved, an additional 20,000,000 shares will be available for grant as options or Stock Awards. The remaining options available for grant under existing plans (981,584) will be cancelled. The following table sets forth the number of outstanding common shares, shares reserved for issuance upon exercise of outstanding options and warrants and shares available for grant under approved option plans.

Common Shares

Outstanding	18,451,875
Issuable upon conversion of:
Series A Preferred	20,746,885
Subordinated Debt, Series B	22,725,000
$4 million Equity Investment	37,105,752
Options	3,448,666
Warrants	6,204,751

Available for grant under 2005 Equity Plan:	20,000,000

Total	128,682,929

As can be seen from the table above, the implementation of the transaction contemplated by the Recapitalization Proposal, the Financing and the 2005 Equity Incentive Plan requires an increase in the authorized number of shares of Common Stock. The Board of Directors has approved a resolution amending the Articles to increase the number of authorized shares of Common Stock to 250,000,000 in order to implement these transactions. If the reverse split described in Proposal 7 below is adopted, however, the number of authorized shares will be reduced to its current level of 101,250,000 common shares following consummation of the Recapitalization Proposal and the reverse split of the Company's Common Stock.

The Board believes that having additional shares of Common Stock authorized and available for issuance at the Board's discretion is in the best interest of the Company and its shareholders and would provide several long-term advantages to the Company and its shareholders. The Company would have greater flexibility in considering future actions involving the issuance of stock and in determining the Company's proper capitalization, such as through stock dividends or splits and other employee and shareholder distributions. Additional authorized shares could also be used to raise cash through sales of stock to public and private investors. The Board also would have greater flexibility to authorize the Company to pursue additional acquisitions that involve the issuance of stock and that the Board believes provide the potential for growth and profit.

Certain Effects of the Proposed Amendment

In certain circumstances, an increase in the authorized shares of Common Stock could be used to enhance the Board's bargaining capability on behalf of the Company's shareholders in a takeover situation and could render it more difficult or discourage a merger, tender offer or proxy contest. Similarly, an increase in the authorized shares of Common Stock could have an anti-takeover effect in that such additional shares could be used to dilute the stock ownership of persons seeking to obtain control of the Company. The Company is not aware of any present efforts to gain control of the Company or to organize a proxy contest. If such proposal was presented, management would make a recommendation based upon the best interests of the company's shareholders.

In the event the proposal to increase the number of authorized shares of a Common Stock is approved, further shareholder approval of the issuance of the additional shares of Common Stock will not be sought prior to such issuance unless such issuances relate to a merger, consolidation or other transaction that otherwise requires shareholder approval. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of the Company's Common Stock have no preemptive rights.

Other than the shares to be issued and reserved for issuance pursuant to the Recapitalization Proposal, the Financing and the 2005 Equity Compensation Plan and except as otherwise described in this Proxy Statement, the Company has no present plans to issue additional shares of Common Stock. The proposed increase in the number of authorized shares will not change the number of shares currently outstanding or the rights of the holders of such stock.

The amendments described in this Proposal 6 require the affirmative vote of the holders of at least a majority of the votes entitled to be cast at the Annual Meeting. In the event that this Proposal is adopted, but either Proposal 3, 4 or 5 is not adopted, the Board reserves the right to not implement this Proposal.

The Board recommends a vote “FOR” approval of the amendments to increase the authorized number of shares of Common Stock.

PROPOSAL 7

Amendment of the Certificate of Incorporation effecting a reverse stock split of the Company’s Common Stock.

General

     The Company and its Board of Directors currently believe it would be in the best interests of the Company and its Stockholders to adopt an amendment of the Restated Articles authorizing a reverse stock split in which all outstanding shares of our common stock would be exchanged at a ratio of one-for-five.

     The proposed set of amendments to our Restated Articles is attached to this proxy statement as Appendix E. If the amendment is approved, the number of issued and outstanding shares of Common Stock would be reduced by an exchange ratio of one share for every five shares currently outstanding. If this Proposal is approved, the total number of authorized shares of Common Stock would not be correspondingly reduced. The reverse stock split would become effective upon filing the amendment with the Washington Secretary of State. The Board of Directors may, at its sole discretion, elect not to implement the approved reverse stock split, even if the Proposal is approved by the shareholders.

Purpose and Background of the Reverse Split

     The Board of Directors believes that the low per share market price of the Company’s Common Stock impairs its marketability to and acceptance by institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or the Company’s reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may be adversely affecting, and may continue to adversely affect, not only the pricing of the Company’s Common Stock but also its trading liquidity. In addition, these perceptions may affect the Company’s commercial business and its ability to raise additional capital through the sale of stock or the cost of debt it may incur.

     The Company hopes that the decrease in the number of shares of its outstanding Common Stock resulting from the reverse split, and the anticipated increase in the price per share, will encourage greater interest in its Common Stock among members of the financial community and the investing public and possibly create a more liquid market for the Company’s Stockholders with respect to those shares presently held by them. However, the possibility exists that stockholder liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse split is effected, particularly if the price per share of the Company’s Common Stock begins a declining trend after the reverse split is effected. Companies which effect reverse stock splits often experience such a declining trend.

     There can be no assurance that the reverse split will achieve any of the desired results. There also can be no assurance that the price per share of the Company’s Common Stock immediately after the reverse split will increase proportionately with the reverse split, or that any increase will be sustained for any period of time.

     The Company is not aware of any present efforts by anyone to accumulate its Common Stock, and the proposed reverse split is not intended to be an anti-takeover device.

Summary of General Effect on Price for Common Stock

     On May 13, 2005, the closing price for the Company’s Common Stock on the OTC Bulletin Board was $0.12 per share. By decreasing the number of outstanding shares of Common Stock without altering the aggregate economic interest represented by the shares, the Company believes the market price will be proportionally increased. However, there can be no assurance that the market price of the Common Stock will rise to or maintain any particular level or that the Company will at any time or at all times be able to meet the minimum-bid-price and other requirements for obtaining a listing of its Common Stock on the American Stock Exchange or the Nasdaq SmallCap Market and for maintaining such a listing.

Effects of Reverse Split on Common Stock; No Fractional Shares

     The principal effect of the reverse split will be to decrease the number of outstanding shares of the Company’s Common Stock. The total number of shares of Common Stock each stockholder holds will be reclassified automatically into the number of shares equal to the number of shares each stockholder held immediately before the reverse split reduced in accordance with the exchange ratio selected by the Board of Directors. If the total number of shares a stockholder holds is not evenly divisible by the ratio chosen by the Board of Directors, that stockholder will not receive a fractional share but instead will receive cash in an amount equal to the fraction of a share that stockholder otherwise would have been entitled to receive multiplied by the last reported sale price of the Common Stock before the reverse split takes effect.

     The proposed amendment to the Restated Articles would effect a decrease in the Company’s total authorized number of shares of Common Stock (101,250,000) or Preferred Stock (2,000,000). Following the Recapitalization Proposal, the Sunra Capital financing and the adoption of the 2005 Equity Incentive Plan, the number of outstanding common shares and shares reserved for issuance upon the exercise of options and warrants will exceed the current number of fully diluted common shares. Accordingly, the reverse stock split would decrease the number of authorized but unissued and unreserved shares of Common Stock. Such shares could be used for employee incentivization, acquisitions, future equity financings, or any other proper corporate purpose.

     The proposed amendment to the Restated Articles will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.

Effect on Outstanding Notes, Options and Warrants

     The Company has various outstanding convertible notes, stock options and warrants. Under the terms of the notes, options and warrants, when the reverse split becomes effective, the number of shares covered by each of them will be decreased and the conversion or exercise price per share will be increased in accordance with the exchange ratio chosen by the Board of Directors.

No Effect on Legal Ability to Pay Dividends

     The Company’s Board of Directors has not in the past declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and the Company is not in arrears on any dividends. The Company does not believe that the reverse split will have any effect with respect to future distributions, if any, to the Company’s stockholders.

Payment for Fractional Shares; Exchange of Stock Certificates

     The Company will appoint Mellon Investor Services to act as exchange agent for holders of Common Stock in connection with the reverse split. The Company will deposit with the exchange agent, as soon as practicable after the effective date of the reverse split, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the reverse split. The funds required to purchase the fractional share interests are available and will be paid from the Company’s current cash reserves. The Company’s stockholder list shows that some of the outstanding Common Stock is registered in the names of clearing agencies and broker nominees. Because the Company does not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, the Company cannot predict with certainty the number of fractional shares that will result from the reverse split or the total amount it will be required to pay for fractional share interests. However, the Company does not expect that the amount will be material.

     As of the Record Date, the Company had approximately 457 holders of record of the Company’s Common Stock (although the Company had significantly more beneficial holders). The Company does not expect the reverse split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. The Company presently does not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the reverse split.

     On or after the effective date of the reverse split, the Company will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing its post-reverse-split shares and, if applicable, cash in lieu of a fractional share only by sending the exchange agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as the Company may require. Stockholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder’s new stock certificate and payment in lieu of any fractional share promptly after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s).

     Stockholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.

Approvals Required

     The affirmative written consent of the holders of not less than a majority of the outstanding shares entitled to vote at the Annual Meeting is required to approve the proposal. The Board of Directors reserves the right not to implement this proposal.

The Board recommends a vote “FOR” approval of the amendments providing for the one-for-five reverse stock split.

INCORPORATION BY REFERENCE

     The audited financial statements of the Company and the report of the Ernst & Young LLC thereon included in the Company's Annual Report on Form 10-K for the year ended September 25, 2004, and the unaudited financial statements of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 26, 2005 are incorporated into this Proxy Statement by reference. The audited financial statements for the year ended September 25, 2004 are included in the Company's annual report to shareholders that accompanies this Proxy Statement. The Company's Form 10-K and Form 10-Q are also available through the SEC's website at www.sec.gov. A copy of the Form 10-K and the Form 10-Q are available free of charge upon request to the Company.

MISCELLANEOUS MATTERS

Other Business

     As of the date of this Proxy Statement, management knows of no other business which will be presented for action at the meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

Proposals of Shareholders

     The Company’s Bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by the Company ninety (90) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders or, in the case of a special meeting of shareholders to elect directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. The Bylaws also provide that advance notice of proposals to be brought before an annual meeting by a shareholder must be submitted in writing and delivered to or mailed and received by the Company not later than ninety (90) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders.

     Each notice of a nomination or proposal of business must contain, among other things, (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposals as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) with respect to any nominations, the consent of each nominee to serve as a director of the Company if elected.

     A copy of the full text of the provisions of the Company’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

     Due to the preparation of the Recapitalization Proposal, the date of this year's Annual Meeting is substantially later than is the Company's customary practice. The Company anticipates that its 2006 Annual Shareholders meeting will occur in February 2006. Accordingly, shareholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2006 Annual Meeting must submit the proposal to the Company no later than September 10, 2005. Shareholders who intend to present a proposal at the 2006 Annual Meeting without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than November 15, 2005. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By Order of the Board of Directors

Loran Cashmore Bond Secretary

May 20, 2005
Seattle, Washington

APPENDIX A

2005 Equity Incentive Plan
of

PhotoWorks, Inc.

1. Purpose of this Plan

     The purpose of this 2005 Equity Incentive Plan is to enhance the long-term shareholder value of PhotoWorks, Inc. by offering opportunities to eligible individuals to participate in the growth in value of the equity of PhotoWorks, Inc.

2. Definitions and Rules of Interpretation

     2.1 Definitions.

     This Plan uses the following defined terms:

          (a) “Administrator” means the Board or the Committee, or any officer or employee of the Company to whom the Board or the Committee delegates authority to administer this Plan.

          (b) “Affiliate” means a “parent” or “subsidiary” (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Committee designates as an “Affiliate” for purposes of this Plan.

          (c) “Applicable Law” means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Shares are listed or quoted, applicable to the taking or refraining from taking of any action under this Plan, including the administration of this Plan and the issuance or transfer of Awards or Award Shares.

          (d) “Award” means a Stock Award (e.g. restricted stock unit award), SAR, Cash Award, or Option granted in accordance with the terms of this Plan.

          (e) “Award Agreement” means the document evidencing the grant of an Award.

          (f) “Award Shares” means Shares covered by an outstanding Award or purchased under an Award.

          (g) “Awardee” means: (i) a person to whom an Award has been granted, including a holder of a Substitute Award, (ii) a person to whom an Award has been transferred in accordance with all applicable requirements of Sections 6.5, 7(h), and 16.

          (h) “Board” means the Board of Directors of the Company.

          (i) “Cash Award” means the right to receive cash as described in Section 8.3.

          (j) “Cause” shall mean: (i) an Awardee’s gross negligence or willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) an Awardee’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by an Awardee of any proprietary information or trade secrets of the Company or any other party to whom an Awardee owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) an Awardee ‘s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether an Awardee is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Awardee .

          (k) “Change in Control” means any transaction or event that the Board specifies as a Change in Control under Section 10.4.

          (l) “Code” means the Internal Revenue Code of 1986.

          (m) “Committee” means a committee composed of Company Directors appointed in accordance with the Company’s charter documents and Section 4.

          (n) “Company” means PhotoWorks, Inc., a Washington corporation.

          (o) “Company Director” means a member of the Board.

          (p) “Consultant” means an individual who, or an employee of any entity that, provides bona fide services to the Company or an Affiliate not in connection with the offer or sale of securities in a capital-raising transaction, but who is not an Employee.

          (q) “Corporate Transaction” means any transaction or event described in Section 10.3.

          (r) “Director” means a member of the Board of Directors of the Company or an Affiliate.

          (s) “Divestiture” means any transaction or event that the Board specifies as a Divestiture under Section 10.5.

          (t) “Domestic Relations Order” means a “domestic relations order” as defined in, and otherwise meeting the requirements of, Section 414(p) of the Code, except that reference to a “plan” in that definition shall be to this Plan.

          (u) “Employee” means a regular employee of the Company or an Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or

(iii) intermittent or temporary workers. The Company’s or an Affiliate’s classification of an individual as an “Employee” (or as not an “Employee”) for purposes of this Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. An Awardee shall not cease to be an Employee due to transfers between locations of the Company, or between the Company and an Affiliate, or to any successor to the Company or an Affiliate that assumes the Awardee’s Options under Section 10. Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Employee.”

          (v) “Exchange Act” means the Securities Exchange Act of 1934.

          (w) “Executive” means, if the Company has any class of any equity security registered under Section 12 of the Exchange Act, an individual who is subject to Section 16 of the Exchange Act or who is a “covered employee” under Section 162(m) of the Code, in either case because of the individual’s relationship with the Company or an Affiliate. If the Company does not have any class of any equity security registered under Section 12 of the Exchange Act, “Executive” means any (i) Director, (ii) officer elected or appointed by the Board, or (iii) beneficial owner of more than 10% of any class of the Company’s equity securities.

          (x) “Expiration Date” means, with respect to an Award, the date stated in the Award Agreement as the expiration date of the Award or, if no such date is stated in the Award Agreement, then the last day of the maximum exercise period for the Award, disregarding the effect of an Awardee’s Termination or any other event that would shorten that period.

          (y) “Fair Market Value” means the value of Shares as determined under Section 17.2.

          (z) “Grant Date” means the date the Administrator approves the grant of an Award. However, if the Administrator specifies that an Award’s Grant Date is a future date or the date on which a condition is satisfied, the Grant Date for such Award is that future date or the date that the condition is satisfied.

          (aa) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code and designated as an Incentive Stock Option in the Award Agreement for that Option.

          (bb) “Nonstatutory Option” means any Option other than an Incentive Stock Option.

          (cc) “Objectively Determinable Performance Condition” shall mean a performance condition (i) that is established (A) at the time an Award is granted or (B) no later than the earlier of (1) 90 days after the beginning of the period of service to which it relates, or (2) before the elapse of 25% of the period of service to which it relates, (ii) that is uncertain of achievement at the time it is established, and (iii) the achievement of which is determinable by a third party with knowledge of the relevant facts. Examples of measures that may be used in Objectively Determinable Performance Conditions include net order dollars, net profit dollars, net profit growth, net revenue dollars, revenue growth, individual performance, earnings per share, return on assets, return on equity, and other financial objectives, objective customer satisfaction indicators and efficiency measures, each with respect to the Company and/or an Affiliate or individual business unit.

          (dd) “Officer” means an officer of the Company as defined in Rule 16a-1 adopted under the Exchange Act.

          (ee) “Option” means a right to purchase Shares of the Company granted under this Plan.

          (ff) “Option Price” means the price payable under an Option for Shares, not including any amount payable in respect of withholding or other taxes.

          (gg) “Option Shares” means Shares covered by an outstanding Option or purchased under an Option.

          (hh) “Plan” means this 2005 Equity Incentive Plan of PhotoWorks, Inc.

          (ii) “Purchase Price” means the price payable under a Stock Award for Shares, not including any amount payable in respect of withholding or other taxes.

          (jj) “Rule 16b-3” means Rule 16b-3 adopted under Section 16(b) of the Exchange Act.

          (kk) “SAR” or “Stock Appreciation Right” means a right as described in Section 8.1 to receive the benefit of a change in the Fair Market Value of a specific number of Shares pursuant to an Award Agreement.

          (ll) “Securities Act” means the Securities Act of 1933.

          (mm) “Share” means a share of the common stock of the Company or other securities substituted for the common stock under Section 10.

          (nn) “Stock Award” means an offer by the Company to sell shares subject to certain restrictions pursuant to the Award Agreement as described in Section 8.2 or, as determined by the Committee, a notional account representing the right to be paid an amount based on Shares.

          (oo) “Substitute Award” means a Substitute Option, Substitute SAR or Substitute Stock Award granted in accordance with the terms of this Plan.

          (pp) “Substitute Option” means an Option granted in substitution for, or upon the conversion of, an option granted by another entity to purchase equity securities in the granting entity.

          (qq) “Substitute SAR” means a SAR granted in substitution for, or upon the conversion of, a stock appreciation right granted by another entity with respect to equity securities in the granting entity.

          (rr) “Substitute Stock Award” means a Stock Award granted in substitution for, or upon the conversion of, a stock award granted by another entity to purchase equity securities in the granting entity.

          (ss) “Termination” means that the Awardee has ceased to be, with or without any cause or reason, an Employee, Director or Consultant. However, unless so determined by the Administrator, or otherwise provided in this Plan, “Termination” shall not include a change in status from an Employee, Consultant or Director to another such status. An event that causes an Affiliate to cease being an Affiliate shall be treated as the “Termination” of that Affiliate’s Employees, Directors, and Consultants.

     2.2 Rules of Interpretation. Any reference to a “Section”, without more, is to a Section of this Plan. Captions and titles are used for convenience in this Plan and shall not, by themselves, determine the meaning of this Plan. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, including any successor provisions.

3. Shares Subject to this Plan; Term of this Plan

     3.1 Number of Award Shares. The Shares issuable under this Plan shall be authorized but unissued or reacquired Shares. The number of Shares initially reserved for issuance over the term of this Plan shall be 20,000,000 increased by those Shares that are restored pursuant to the decision of the Board or Committee pursuant to Section 6.4(c) to deliver only such Shares as are necessary to award the net Share appreciation and by any Shares covered by options or portions of options granted under any prior plan prior to the date this Plan became effective that are subsequently cancelled or expire unexercised . Except as required by applicable law, the number of Shares reserved for issuance under this Plan shall not be reduced until the earlier of the date such Shares are vested pursuant to the terms of the applicable Award or the actual date of delivery of the Shares to the Awardee. Also, if an Award later terminates or expires without having been exercised in full, the number of Shares that were covered by, but not purchased under, that Award shall become eligible for regrant under this Plan.

     3.2 Source of Shares. Award Shares may be: (a) Shares that have never been issued, (b) Shares that have been issued but are no longer outstanding, or (c) Shares that are outstanding and are acquired to discharge the Company’s obligation to deliver Award Shares.

     3.3 Term of this Plan.

          (a) This Plan shall be effective on, and Awards may be granted under this Plan on and after, the earlier of the date on which the Plan has been adopted by the Board or approved by the Company’s shareholders.

          (b) Subject to the provisions of Section 13, Awards may be granted under this Plan for a period of ten (10) years from the earlier of the date on which the Board approves this Plan and the date the Company’s shareholders approve this Plan. Accordingly, Awards may not be granted under this Plan after the earlier of those dates.

4. Administration

     4.1 General.

          (a) The Board shall have ultimate responsibility for administering this Plan. The Board may delegate certain of its responsibilities to a Committee, which shall consist of at least two members of the Board. The Board or the Committee may further delegate its responsibilities to any Employee of the Company or any Affiliate. Where this Plan specifies that an action is to be taken or a determination made by the Board, only the Board may take that action or make that determination. Where this Plan specifies that an action is to be taken or a determination made by the Committee, only the Committee may take that action or make that determination. Where this Plan references the “Administrator,” the action may be taken or determination made by the Board, the Committee, or other Administrator. However, only the Board or the Committee may approve grants of Awards to Executives, and an Administrator other than the Board or the Committee may grant Awards only within the guidelines established by the Board or Committee. Moreover, all actions and determinations by any Administrator are subject to the provisions of this Plan.

          (b) So long as the Company has registered and outstanding a class of equity securities under Section 12 of the Exchange Act, the Committee shall consist of Company Directors who are “Non-Employee Directors” as defined in Rule 16b-3 and, after the expiration of any transition period permitted by Treasury Regulations Section 1.162-27(h)(3), who are “outside directors” as defined in Section 162(m) of the Code.

     4.2 Authority of the Board or the Committee. Subject to the other provisions of this Plan, the Board or the Committee shall have the authority to:

          (a) grant Awards, including Substitute Awards;

          (b) determine the Fair Market Value of Shares;

          (c) determine the Option Price and the Purchase Price of Awards;

          (d) select the Awardees;

          (e) determine the times Awards are granted;

          (f) determine the number of Shares subject to each Award;

          (g) determine the methods of payment that may be used to purchase Award Shares;

          (h) determine the methods of payment that may be used to satisfy withholding tax obligations;

          (i) determine the other terms of each Award, including but not limited to the time or times at which Awards may be exercised, whether and under what conditions an Award is assignable, and whether an Option is a Nonstatutory Option or an Incentive Stock Option;

          (j) modify or amend any Award;

          (k) authorize any person to sign any Award Agreement or other document related to this Plan on behalf of the Company;

          (l) determine the form of any Award Agreement or other document related to this Plan, and whether that document, including signatures, may be in electronic form;

          (m) interpret this Plan and any Award Agreement or document related to this Plan;

          (n) correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any Award Agreement or any other document related to this Plan;

          (o) adopt, amend, and revoke rules and regulations under this Plan, including rules and regulations relating to sub-plans and Plan addenda;

          (p) adopt, amend, and revoke special rules and procedures which may be inconsistent with the terms of this Plan, set forth (if the Administrator so chooses) in sub-plans regarding (for example) the operation and administration of this Plan and the terms of Awards, if and to the extent necessary or useful to accommodate non-U.S. Applicable Laws and practices as they apply to Awards and Award Shares held by, or granted or issued to, persons working or resident outside of the United States or employed by Affiliates incorporated outside the United States;

          (q) determine whether a transaction or event should be treated as a Change in Control, a Divestiture or neither;

          (r) determine the effect of a Corporate Transaction and, if the Board determines that a transaction or event should be treated as a Change in Control or a Divestiture, then the effect of that Change in Control or Divestiture; and

          (s) make all other determinations the Administrator deems necessary or advisable for the administration of this Plan.

     4.3 Scope of Discretion. Subject to the provisions of this Section 4.3, on all matters for which this Plan confers the authority, right or power on the Board, the Committee, or other Administrator to make decisions, that body may make those decisions in its sole and absolute discretion. Those decisions will be final, binding and conclusive. In making its decisions, the Board, Committee or other Administrator need not treat all persons eligible to receive Awards, all Awardees, all Awards or all Award Shares the same way. Notwithstanding anything herein to the contrary, and except as provided in Section 13.3, the discretion of the Board, Committee or other Administrator is subject to the specific provisions and specific limitations of this Plan, as well as all rights conferred on specific Awardees by Award Agreements and other agreements.

5. Persons Eligible to Receive Awards

     5.1 Eligible Individuals. Awards (including Substitute Awards) may be granted to, and only to, Employees, Directors and Consultants, including to prospective Employees, Directors and Consultants conditioned on the beginning of their service for the Company or an Affiliate. However, Incentive Stock Options may only be granted to Employees, as provided in Section 7(g).

     5.2 Section 162(m) Limitation.

          (a) Options and SARs. Subject to the provisions of this Section 5.2, for so long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code: (i) no Employee may be granted one or more SARs and Options within any fiscal year of the Company under this Plan to purchase more than 10,000,000 Shares under Options or to receive compensation calculated with reference to more than that number of Shares under SARs, subject to adjustment pursuant to Section 10, (ii) Options and SARs may be granted to an Executive only by the Committee (and, notwithstanding anything to the contrary in Section 4.1(a), not by the Board). If an Option or SAR is cancelled without being exercised or of the Option Price of an Option is reduced, that cancelled or repriced Option or SAR shall continue to be counted against the limit on Awards that my be granted to any individual under this Section 5.2.

          (b) Cash Awards and Stock Awards. Any Cash Award or Stock Award intended as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code must vest or become exercisable contingent on the achievement of one or more Objectively Determinable Performance Conditions. The Committee shall have the discretion to determine the time and manner of compliance with Section 162(m) of the Code.

6. Terms and Conditions of Options

     The following rules apply to all Options:

     6.1 Price. Except as specifically provided herein or as otherwise determined by the Administrator, a Nonstatutory Option shall have an Option Price that is not less than 85% of the Fair Market Value of the Shares on the Grant Date. No Option intended as “qualified incentive-based compensation” within the meaning of Section 162(m) of the Code may have an Option Price less than 100% of the Fair Market Value of the Shares on the Grant Date. In no event will the Option Price of any Option be less than the par value of the Shares issuable under the Option if that is required by Applicable Law. The Option Price of an Incentive Stock Option shall be subject to Section 7(f).

     6.2 Term. No Option shall be exercisable after its Expiration Date. No Option may have an Expiration Date that is more than ten years after its Grant Date. Additional provisions regarding the term of Incentive Stock Options are provided in Sections 7(a) and 7(e).

     6.3 Vesting. Options shall be exercisable: (a) on the Grant Date, or (b) in accordance with a schedule related to the Grant Date, the date the Optionee’s directorship, employment or consultancy begins, or a different date specified in the Option Agreement. Additional provisions regarding the vesting of Incentive Stock Options are provided in Section 7(c). No Option granted to an individual who is subject to the overtime pay provisions of the Fair Labor Standards Act may be exercised before the expiration of six months after the Grant Date.

     6.4 Form and Method of Payment.

          (a) The Board or Committee shall determine the acceptable form and method of payment for exercising an Option.

          (b) Acceptable forms of payment for all Option Shares are cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans.

          (c) In addition, the Administrator may permit payment to be made by any of the following methods:

               (i) other Shares, or the designation of other Shares, which (A) are “mature” shares for purposes of avoiding variable accounting treatment under generally accepted accounting principles (generally mature shares are those that have been owned by the Optionee for more than six months on the date of surrender), and (B) have a Fair Market Value on the date of surrender equal to the Option Price of the Shares as to which the Option is being exercised;

               (ii) provided that a public market exists for the Shares, consideration received by the Company under a procedure under which a licensed broker-dealer advances funds on behalf of an Optionee or sells Option Shares on behalf of an Optionee (a “Cashless Exercise Procedure”), provided that if the Company extends or arranges for the extension of credit to an Optionee under any Cashless Exercise Procedure, no Officer or Director may participate in that Cashless Exercise Procedure;

               (iii) cancellation of any debt owed by the Company or any Affiliate to the Optionee by the Company including without limitation waiver of compensation due or accrued for services previously rendered to the Company; and

               (iv) any combination of the methods of payment permitted by any paragraph of this Section 6.4.

          (d) The Administrator may also permit any other form or method of payment for Option Shares permitted by Applicable Law.

     6.5 Nonassignability of Options. Except as determined by the Administrator, no Option shall be assignable or otherwise transferable by the Optionee except by will or by the laws of descent and distribution. However, Options may be transferred and exercised in accordance with a Domestic Relations Order and may be exercised by a guardian or conservator appointed to act for the Optionee. Incentive Stock Options may only be assigned in compliance with Section 7(h).

     6.6 Substitute Options. The Board may cause the Company to grant Substitute Options in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Any such substitution shall be effective on the effective date of the acquisition. Substitute Options may be Nonstatutory Options or Incentive Stock Options. Unless and to the extent specified otherwise by the Board, Substitute Options shall have the same terms and conditions as the options they replace, except that (subject to the provisions of Section 10) Substitute Options shall be Options to purchase Shares rather than equity securities of the granting entity and shall have an Option Price determined by the Board.

     6.7 Repricings. Options may not be repriced, replaced or regranted through cancellation or modification without shareholder approval.

7. Incentive Stock Options.

     The following rules apply only to Incentive Stock Options and only to the extent these rules are more restrictive than the rules that would otherwise apply under this Plan. With the consent of the Optionee, or where this Plan provides that an action may be taken notwithstanding any other provision of this Plan, the Administrator may deviate from the requirements of this Section, notwithstanding that any Incentive Stock Option modified by the Administrator will thereafter be treated as a Nonstatutory Option.

          (a) The Expiration Date of an Incentive Stock Option shall not be later than ten years from its Grant Date, with the result that no Incentive Stock Option may be exercised after the expiration of ten years from its Grant Date.

          (b) Any Incentive Stock Option granted to a Ten Percent Shareholder, must have an Expiration Date that is not later than five years from its Grant Date, with the result that no such Option may be exercised after the expiration of five years from the Grant Date. A “Ten Percent Shareholder” is any person who, directly or by attribution under Section 424(d) of the Code, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate on the Grant Date.

          (c) No Incentive Stock Option may be granted more than ten years from the date this Plan was approved by the Board.

          (d) Options intended to be incentive stock options under Section 422 of the Code that are granted to any single Optionee under all incentive stock option plans of the Company and its Affiliates, including incentive stock options granted under this Plan, may not vest at a rate of more than $100,000 in Fair Market Value of stock (measured on the grant dates of the options) during any calendar year. For this purpose, an option vests with respect to a given share of stock the first time its holder may purchase that share, notwithstanding any right of the Company to repurchase that share. Unless the administrator of that option plan specifies otherwise in the related agreement governing the option, this vesting limitation shall be applied by, to the extent necessary to satisfy this $100,000 rule, treating certain stock options that were intended to be incentive stock options under Section 422 of the Code as Nonstatutory Options. The stock options or portions of stock options to be reclassified as Nonstatutory Options are those with the highest option prices, whether granted under this Plan or any other equity compensation plan of the Company or any Affiliate that permits that treatment. This Section 7(d) shall not cause an Incentive Stock Option to vest before its original vesting date or cause an Incentive Stock Option that has already vested to cease to be vested.

          (e) In order for an Incentive Stock Option to be exercised for any form of payment other than those described in Section 6.4(b), that right must be stated at the time of grant in the Option Agreement relating to that Incentive Stock Option.

          (f) The Option Price of an Incentive Stock Option shall never be less than the Fair Market Value of the Shares at the Grant Date. The Option Price for the Shares covered by an Incentive Stock Option granted to a Ten Percent Shareholder shall never be less than 110% of the Fair Market Value of the Shares at the Grant Date.

          (g) Incentive Stock Options may be granted only to Employees. If an Optionee changes status from an Employee to a Consultant, that Optionee’s Incentive Stock Options become Nonstatutory Options if not exercised within the time period described in Section 7(i) (determined by treating that change in status as a Termination solely for purposes of this Section 7(g)).

          (h) No rights under an Incentive Stock Option may be transferred by the Optionee, other than by will or the laws of descent and distribution. During the life of the Optionee, an Incentive Stock Option may be exercised only by the Optionee. The Company’s compliance with a Domestic Relations Order, or the exercise of an Incentive Stock Option by a guardian or conservator appointed to act for the Optionee, shall not violate this Section 7(h).

          (i) An Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, and is not exercised within, the three-month period beginning with the Optionee’s Termination for any reason other than the Optionee’s death or disability (as defined in Section 22(e) of the Code). In the case of Termination due to death, an Incentive Stock Option shall continue to be treated as an Incentive Stock Option if it remains exercisable after, and is not exercised within, the three month period after the Optionee’s Termination provided it is exercised before the Expiration Date. In the case of Termination due to disability, an Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, and is not exercised within, one year after the Optionee’s Termination.

          (j) An Incentive Stock Option may only be modified by the Board.

8. Stock Appreciation Rights, Stock Awards and Cash Awards

     8.1 Stock Appreciation Rights. The following rules apply to SARs:

          (a) General. SARs may be granted either alone, in addition to, or in tandem with other Awards granted under this Plan. The Administrator may grant SARs to eligible participants subject to terms and conditions not inconsistent with this Plan and determined by the Administrator. The specific terms and conditions applicable to the Awardee shall be provided for in the Award Agreement. SARs shall be exercisable, in whole or in part, at such times as the Administrator shall specify in the Award Agreement. The grant or vesting of a SAR may be made contingent on the achievement of Objectively Determinable Performance Conditions.

          (b) Exercise of SARs. Upon the exercise of an SAR, in whole or in part, an Awardee shall be entitled to a payment in an amount equal to the excess of the Fair Market Value of a fixed number of Shares covered by the exercised portion of the SAR on the date of exercise, over the Fair Market Value of the Shares covered by the exercised portion of the SAR on the Grant Date. The amount due to the Awardee upon the exercise of a SAR shall be paid in cash, Shares or a combination thereof, over the period or periods specified in the Award Agreement. An Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a SAR, on an aggregate basis or as to any Awardee. A SAR shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Award Agreement from the person entitled to exercise the SAR. If a SAR has been granted in tandem with an Option, upon the exercise of the SAR, the number of shares that may be purchased pursuant to the Option shall be reduced by the number of shares with respect to which the SAR is exercised.

          (c) Nonassignability of SARs. Except as determined by the Administrator, no SAR shall be assignable or otherwise transferable by the Awardee except by will or by the laws of descent and distribution. Notwithstanding anything herein to the contrary, SARs may be transferred and exercised in accordance with a Domestic Relations Order.

          (d) Substitute SARs. The Board may cause the Company to grant Substitute SARs in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Any such substitution shall be effective on the effective date of the acquisition. Unless and to the extent specified otherwise by the Board, Substitute SARs shall have the same terms and conditions as the options they replace, except that (subject to the provisions of Section 9) Substitute SARs shall be exercisable with respect to the Fair Market Value of Shares rather than equity securities of the granting entity and shall be on terms that, as determined by the Board in its sole and absolute discretion, properly reflects the substitution.

          (e) Repricings. A SAR may not be repriced, replaced or regranted, through cancellation or modification without shareholder approval.

     8.2 Stock Awards. The following rules apply to all Stock Awards:

          (a) General. The specific terms and conditions of a Stock Award applicable to the Awardee shall be provided for in the Award Agreement. The Award Agreement shall state the number of Shares that the Awardee shall be entitled to receive or purchase, the terms and conditions on which the Shares shall vest, the price to be paid, whether Shares are to be delivered at the time of grant or at some deferred date specified in the Award Agreement (e.g. a restricted stock unit award agreement), whether the Award is payable solely in Shares, cash or either and, if applicable, the time within which the Awardee must accept such offer. The offer shall be accepted by execution of the Award Agreement. The Administrator may require that all Shares subject to a right of repurchase or risk of forfeiture be held in escrow until such repurchase right or risk of forfeiture lapses. The grant or vesting of a Stock Award may be made contingent on the achievement of Objectively Determinable Performance Conditions.

          (b) Right of Repurchase. If so provided in the Award Agreement, Award Shares acquired pursuant to a Stock Award may be subject to repurchase by the Company or an Affiliate if not vested in accordance with the Award Agreement.

          (c) Form of Payment. The Administrator shall determine the acceptable form and method of payment for exercising a Stock Award. Acceptable forms of payment for all Award Shares are cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. sub-plans. In addition, the Administrator may permit payment to be made by any of the methods permitted with respect to the exercise of Options pursuant to Section 6.4.

          (d) Nonassignability of Stock Awards. Except as determined by the Administrator, no Stock Award shall be assignable or otherwise transferable by the Awardee except by will or by the laws of descent and distribution. Notwithstanding anything to the contrary herein, Stock Awards may be transferred and exercised in accordance with a Domestic Relations Order.

          (e) Substitute Stock Award. The Board may cause the Company to grant Substitute Stock Awards in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Unless and to the extent specified otherwise by the Board, Substitute Stock Awards shall have the same terms and conditions as the stock awards they replace, except that (subject to the provisions of Section 10) Substitute Stock Awards shall be Stock Awards to purchase Shares rather than equity securities of the granting entity and shall have a Purchase Price that, as determined by the Board in its sole and absolute discretion, properly reflects the substitution. Any such Substituted Stock Award shall be effective on the effective date of the acquisition.

     8.3 Cash Awards. The following rules apply to all Cash Awards:

     Cash Awards may be granted either alone, in addition to, or in tandem with other Awards granted under this Plan. After the Administrator determines that it will offer a Cash Award, it shall advise the Awardee, by means of an Award Agreement, of the terms, conditions and restrictions related to the Cash Award.

9. Exercise of Awards

     9.1 In General. An Award shall be exercisable in accordance with this Plan and the Award Agreement under which it is granted.

     9.2 Time of Exercise. Options and Stock Awards shall be considered exercised when the Company receives: (a) written notice of exercise from the person entitled to exercise the Option or Stock Award, (b) full payment, or provision for payment, in a form and method approved by the Administrator, for the Shares for which the Option or Stock Award is being exercised, and (c) with respect to Nonstatutory Options, payment, or provision for payment, in a form approved by the Administrator, of all applicable withholding taxes due upon exercise. An Award may not be exercised for a fraction of a Share. SARs shall be considered exercised when the Company receives written notice of the exercise from the person entitled to exercise the SAR.

     9.3 Issuance of Award Shares. The Company shall issue Award Shares in the name of the person properly exercising the Award. If the Awardee is that person and so requests, the Award Shares shall be issued in the name of the Awardee and the Awardee’s spouse. The Company shall endeavor to issue Award Shares promptly after an Award is exercised or after the Grant Date of a Stock Award, as applicable. Until Award Shares are actually issued, as evidenced by the appropriate entry on the stock register of the Company or its transfer agent, the Awardee will not have the rights of a shareholder with respect to those Award Shares, even though the Awardee has completed all the steps necessary to exercise the Award. No adjustment shall be made for any dividend, distribution, or other right for which the record date precedes the date the Award Shares are issued, except as provided in Section 10.

     9.4 Termination

          (a) In General. Except as provided in an Award Agreement or in writing by the Administrator, including in an Award Agreement, and as otherwise provided in Sections 9.4(b), (c), (d) and (e) after an Awardee’s Termination, the Awardee’s Awards shall be exercisable to the extent (but only to the extent) they are vested on the date of that Termination and only during the ninety (90) days after the Termination, but in no event after the Expiration Date. To the extent the Awardee does not exercise an Award within the time specified for exercise, the Award shall automatically terminate.

          (b) Leaves of Absence. Unless otherwise provided in the Award Agreement, no Award may be exercised more than three months after the beginning of a leave of absence, other than a personal or medical leave approved by an authorized representative of the Company with employment guaranteed upon return. Awards shall not continue to vest during a leave of absence, unless otherwise determined by the Administrator with respect to an approved personal or medical leave with employment guaranteed upon return.

          (c) Death or Disability. Unless otherwise provided by the Administrator, if an Awardee’s Termination is due to death or disability (as determined by the Administrator with respect to all Awards other than Incentive Stock Options and as defined by Section 22(e) of the Code with respect to Incentive Stock Options), all Awards of that Awardee to the extent exercisable at the date of that Termination may be exercised for one year after that Termination, but in no event after the Expiration Date. In the case of Termination due to death, an Award may be exercised as provided in Section 16. In the case of Termination due to disability, if a guardian or conservator has been appointed to act for the Awardee and been granted this authority as part of that appointment, that guardian or conservator may exercise the Award on behalf of the Awardee. Death or disability occurring after an Awardee’s Termination shall not cause the Termination to be treated as having occurred due to death or disability. To the extent an Award is not so exercised within the time specified for its exercise, the Award shall automatically terminate.

          (d) Divestiture. If an Awardee’s Termination is due to a Divestiture, the Board may take any one or more of the actions described in Sections 10.3 or 10.4 with respect to the Awardee’s Awards.

          (e) Administrator Discretion. Notwithstanding the provisions of Sections 9.4(a)-(d), the Plan Administrator shall have complete discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to:

               (i) Extend the period of time for which the Award is to remain exercisable, following the Awardee’s Termination, from the limited exercise period otherwise in effect for that Award to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the Expiration Date; and/or

               (ii) Permit the Award to be exercised, during the applicable post-Termination exercise period, not only with respect to the number of vested Shares for which such Award may be exercisable at the time of the Awardee’s Termination but also with respect to one or more additional installments in which the Awardee would have vested had the Awardee not been subject to Termination.

          (f) Consulting or Employment Relationship. Nothing in this Plan or in any Award Agreement, and no Award or the fact that Award Shares remain subject to repurchase rights, shall: (A) interfere with or limit the right of the Company or any Affiliate to terminate the employment or consultancy of any Awardee at any time, whether with or without cause or reason, and with or without the payment of severance or any other compensation or payment, or (B) interfere with the application of any provision in any of the Company’s or any Affiliate’s charter documents or Applicable Law relating to the election, appointment, term of office, or removal of a Director.

10. Certain Transactions and Events

     10.1 In General. Except as provided in this Section 10, no change in the capital structure of the Company, merger, sale or other disposition of assets or a subsidiary, change in control, issuance by the Company of shares of any class of securities or securities convertible into shares of any class of securities, exchange or conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this Section 10. Additional provisions with respect to the foregoing transactions are set forth in Section 13.3.

     10.2 Changes in Capital Structure. In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, or similar change to the capital structure of the Company (not including a Corporate Transaction or Change in Control), the Board shall make whatever adjustments it concludes are appropriate to: (a) the number and type of Awards that may be granted under this Plan, (b) the number and type of Options that may be granted to any individual under this Plan, (c) the limitation set forth in Section 5.2(a); (d) the terms of any SAR, (e) the Purchase Price of any Stock Award, (f) the Option Price and number and class of securities issuable under each outstanding Option, and (g) the repurchase price of any securities substituted for Award Shares that are subject to repurchase rights. The specific adjustments shall be determined by the Board, except that in the case of a stock split or reverse stock split, the number of Shares authorized for Award under this Plan shall be increased or decreased in proportion to the ratio of the stock split or the reverse stock split. Unless the Board specifies otherwise, any securities issuable as a result of any such adjustment shall be rounded down to the next lower whole security. The Board need not adopt the same rules for each Award or each Awardee.

     10.3 Corporate Transactions. In the event of (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption shall be binding on all Participants), (b) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (c) the sale of all or substantially all of the assets of the Company, or (d) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction (each, a “Corporate Transaction”), any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement shall be binding on all participants under this Plan. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to participants as was provided to shareholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares held by the participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the participant. In the event such successor corporation (if any) does not assume or substitute Awards, as provided above, pursuant to a transaction described in this Subsection 10.3, the vesting with respect to such Awards shall fully and immediately accelerate or the repurchase rights of the Company shall fully and immediately terminate, as the case may be, so that the Awards may be exercised or the repurchase rights shall terminate before, or otherwise in connection with the closing or completion of the Corporate Transaction or event, but then terminate. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, provide that the vesting of any or all Award Shares subject to vesting or right of repurchase shall accelerate or lapse, as the case may be, upon a transaction described in this Section 10.3. If the Committee exercises such discretion with respect to Options, such Options shall become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the Corporate Transaction, they shall terminate at such time as determined by the Committee. Subject to any greater rights granted to participants under the foregoing provisions of this Section 10.3, in the event of the occurrence of any Corporate Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

     Notwithstanding anything in this Plan to the contrary, in the event of an Optionee’s voluntary Termination of services following the relocation of the Optionee’s work site which has the effect of increasing the Optionee’s then current commute by more than fifty (50) miles, within twelve (12) months following the consummation of a Corporate Transaction, the vesting of any Awards, assumed or substituted in a Corporate Transaction, shall fully and immediately accelerate or the repurchase rights of the Company shall fully and immediately terminate, as the case may be, so that the Awards may be exercised or the repurchase rights shall terminate as of the date of Termination. Such Awards shall be exercisable for a period of three (3) months following termination.

     10.4 Changes in Control. The Board may also, but need not, specify that other transactions or events constitute a “Change in Control”. The Board may do that either before or after the transaction or event occurs. Examples of transactions or events that the Board may treat as Changes of Control are: (a) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires securities holding 30% or more of the total combined voting power or value of the Company, or (b) as a result of or in connection with a contested election of Company Directors, the persons who were Company Directors immediately before the election cease to constitute a majority of the Board. In connection with a Change in Control, notwithstanding any other provision of this Plan, the Board may, but need not, take any one or more of the actions described in Section 10.3. In addition, the Board may extend the date for the exercise of Awards (but not beyond their original Expiration Date). The Board need not adopt the same rules for each Award or each Awardee.

     10.5 Divestiture. If the Company or an Affiliate sells or otherwise transfers equity securities of an Affiliate to a person or entity other than the Company or an Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, then the Board may specify that such transaction or event constitutes a “Divestiture”. In connection with a Divestiture, notwithstanding any other provision of this Plan, the Board may, but need not, take one or more of the actions described in Sections 10.3 or 10.4 with respect to Awards of Award Shares held by, for example, Employees, Directors or Consultants for whom that transaction or event results in a Termination. The Board need not adopt the same rules for each Award or Awardee.

     10.6 Dissolution. If the Company adopts a plan of dissolution, the Board may cause Awards to be fully vested and exercisable (but not after their Expiration Date) before the dissolution is completed but contingent on its completion and may cause the Company’s repurchase rights on Award Shares to lapse upon completion of the dissolution. The Board need not adopt the same rules for each Award or each Awardee. Notwithstanding anything herein to the contrary, in the event of a dissolution of the Company, to the extent not exercised before the earlier of the completion of the dissolution or their Expiration Date, Awards shall terminate immediately prior to the dissolution.

     10.7 Cut-Back to Preserve Benefits. If the Administrator determines that the net after-tax amount to be realized by any Awardee, taking into account any accelerated vesting, termination of repurchase rights, or cash payments to that Awardee in connection with any transaction or event set forth in this Section 10 would be greater if one or more of those steps were not taken or payments were not made with respect to that Awardee’s Awards or Award Shares, then, at the election of the Awardee, to such extent, one or more of those steps shall not be taken and payments shall not be made.

11. Withholding and Tax Reporting

     11.1 Tax Withholding Alternatives.

          (a) General. Whenever Award Shares are issued or become free of restrictions, the Company may require the Awardee to remit to the Company an amount sufficient to satisfy any applicable tax withholding requirement, whether the related tax is imposed on the Awardee or the Company. The Company shall have no obligation to deliver Award Shares or release Award Shares from an escrow or permit a transfer of Award Shares until the Awardee has satisfied those tax withholding obligations. Whenever payment in satisfaction of Awards is made in cash, the payment will be reduced by an amount sufficient to satisfy all tax withholding requirements.

          (b) Method of Payment. The Awardee shall pay any required withholding using the forms of consideration described in Section 6.4(b), except that, in the discretion of the Administrator, the Company may also permit the Awardee to use any of the forms of payment described in Section 6.4(c). The Administrator, in its sole discretion, may also permit Award Shares to be withheld to pay required withholding. If the Administrator permits Award Shares to be withheld, the Fair Market Value of the Award Shares withheld, as determined as of the date of withholding, shall not exceed the amount determined by the applicable minimum statutory withholding rates.

     11.2 Reporting of Dispositions. Any holder of Option Shares acquired under an Incentive Stock Option shall promptly notify the Administrator, following such procedures as the Administrator may require, of the sale or other disposition of any of those Option Shares if the disposition occurs during: (a) the longer of two years after the Grant Date of the Incentive Stock Option and one year after the date the Incentive Stock Option was exercised, or (b) such other period as the Administrator has established.

12. Compliance with Law

     The grant of Awards and the issuance and subsequent transfer of Award Shares shall be subject to compliance with all Applicable Law, including all applicable securities laws. Awards may not be exercised, and Award Shares may not be transferred, in violation of Applicable Law. Thus, for example, Awards may not be exercised unless: (a) a registration statement under the Securities Act is then in effect with respect to the related Award Shares, or (b) in the opinion of legal counsel to the Company, those Award Shares may be issued in accordance with an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The failure or inability of the Company to obtain from any regulatory body the authority considered by the Company’s legal counsel to be necessary or useful for the lawful issuance of any Award Shares or their subsequent transfer shall relieve the Company of any liability for failing to issue those Award Shares or permitting their transfer. As a condition to the exercise of any Award or the transfer of any Award Shares, the Company may require the Awardee to satisfy any requirements or qualifications that may be necessary or appropriate to comply with or evidence compliance with any Applicable Law.

13. Amendment or Termination of this Plan or Outstanding Awards

     13.1 Amendment and Termination. The Board may at any time amend, suspend, or terminate this Plan.

     13.2 Shareholder Approval. The Company shall obtain the approval of the Company’s shareholders for any amendment to this Plan if shareholder approval is necessary or desirable to comply with any Applicable Law or with the requirements applicable to the grant of Awards intended to be Incentive Stock Options. The Board may also, but need not, require that the Company’s shareholders approve any other amendments to this Plan.

     13.3 Effect. No amendment, suspension, or termination of this Plan, and no modification of any Award even in the absence of an amendment, suspension, or termination of this Plan, shall impair any existing contractual rights of any Awardee unless the affected Awardee consents to the amendment, suspension, termination, or modification. Notwithstanding anything herein to the contrary, no such consent shall be required if the Board determines, in its sole and absolute discretion, that the amendment, suspension, termination, or modification: (a) is required or advisable in order for the Company, this Plan or the Award to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Section 10, is in the best interests of the Company or its shareholders. The Board may, but need not, take the tax or accounting consequences to affected Awardees into consideration in acting under the preceding sentence. Those decisions shall be final, binding and conclusive. Termination of this Plan shall not affect the Administrator’s ability to exercise the powers granted to it under this Plan with respect to Awards granted before the termination of Award Shares issued under such Awards even if those Award Shares are issued after the termination.

14. Reserved Rights

     14.1 Nonexclusivity of this Plan. This Plan shall not limit the power of the Company or any Affiliate to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock, or other equity-based rights under other plans.

     14.2 Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of this Plan, the grant of Awards, or the issuance of Award Shares. The Company and the Administrator shall not be deemed to be a trustee of stock or cash to be awarded under this Plan. Any obligations of the Company to any Awardee shall be based solely upon contracts entered into under this Plan, such as Award Agreements. No such obligations shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any such obligations.

15. Special Arrangements Regarding Award Shares

     15.1 Escrow of Stock Certificates. To enforce any restrictions on Award Shares, the Administrator may require their holder to deposit the certificates representing Award Shares, with stock powers or other transfer instruments approved by the Administrator endorsed in blank, with the Company or an agent of the Company to hold in escrow until the restrictions have lapsed or terminated. The Administrator may also cause a legend or legends referencing the restrictions to be placed on the certificates.

     15.2 Repurchase Rights.

          (a) General. If a Stock Award is subject to vesting conditions, the Company shall have the right, during the seven months after the Awardee’s Termination, to repurchase any or all of the Award Shares that were unvested as of the date of that Termination. The repurchase price shall be determined by the Administrator in accordance with this Section 15.2 which shall be either (i) the Purchase Price for the Award Shares (minus the amount of any cash dividends paid or payable with respect to the Award Shares for which the record date precedes the repurchase) or (ii) the lower of (A) the Purchase Price for the Shares or (B) the Fair Market Value of those Award Shares as of the date of the Termination. The repurchase price shall be paid in cash. The Company may assign this right of repurchase.

          (b) Procedure. The Company or its assignee may choose to give the Awardee a written notice of exercise of its repurchase rights under this Section 15.2. However, the Company’s failure to give such a notice shall not affect its rights to repurchase Award Shares. The Company must, however, tender the repurchase price during the period specified in this Section 15.2 for exercising its repurchase rights in order to exercise such rights.

16. Beneficiaries

     An Awardee may file a written designation of one or more beneficiaries who are to receive the Awardee’s rights under the Awardee’s Awards after the Awardee’s death. An

Awardee may change such a designation at any time by written notice. If an Awardee designates a beneficiary, the beneficiary may exercise the Awardee’s Awards after the Awardee’s death. If an Awardee dies when the Awardee has no living beneficiary designated under this Plan, the Company shall allow the executor or administrator of the Awardee’s estate to exercise the Award or, if there is none, the person entitled to exercise the Option under the Awardee’s will or the laws of descent and distribution. In any case, no Award may be exercised after its Expiration Date.

17. Miscellaneous

     17.1 Governing Law. This Plan, the Award Agreements and all other agreements entered into under this Plan, and all actions taken under this Plan or in connection with Awards or Award Shares, shall be governed by the laws of the State of Washington.

     17.2 Determination of Value. Fair Market Value shall be determined as follows:

          (a) Listed Stock. If the Shares are traded on any established stock exchange or quoted on a national market system, Fair Market Value shall be the closing sales price for the Shares as quoted on that stock exchange or system for the date the value is to be determined (the “Value Date”) as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the Value Date, Fair Market Value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, Fair Market Value shall be the closing bid for Shares on the Value Date. If Shares are listed on multiple exchanges or systems, Fair Market Value shall be based on sales or bid prices on the primary exchange or system on which Shares are traded or quoted.

          (b) Stock Quoted by Securities Dealer. If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, Fair Market Value shall be the mean between the high bid and low asked prices on the Value Date. If no prices are quoted for the Value Date, Fair Market Value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

          (c) No Established Market. If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Administrator (following guidelines established by the Board or Committee) will determine Fair Market Value in good faith. The Administrator will consider the following factors, and any others it considers significant, in determining Fair Market Value: (i) the price at which other securities of the Company have been issued to purchasers other than Employees, Directors, or Consultants, (ii) the Company’s shareholder’s equity, prospective earning power, dividend-paying capacity, and non-operating assets, if any, and (iii) any other relevant factors, including the economic outlook for the Company and the Company’s industry, the Company’s position in that industry, the Company’s goodwill and other intellectual property, and the values of securities of other businesses in the same industry.

     17.3 Reservation of Shares. During the term of this Plan, the Company shall at all times reserve and keep available such number of Shares as are still issuable under this Plan.

     17.4 Electronic Communications. Any Award Agreement, notice of exercise of an Award, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Administrator, electronically. Signatures may also be electronic if permitted by the Administrator.

     17.5 Notices. Unless the Administrator specifies otherwise, any notice to the Company under any Option Agreement or with respect to any Awards or Award Shares shall be in writing (or, if so authorized by Section 17.4, communicated electronically), shall be addressed to the Secretary of the Company, and shall only be effective when received by the Secretary of the Company.

APPENDIX B

• 2029 Century Park East, Suite 820 • Los Angeles, California 90066 • (310) 284-8008 • (310) 284-8130 fax •

April 12, 2005

Board of Directors
PhotoWorks, Inc.
1260 16th Avenue West
Seattle, Washington 98119

Ladies and Gentlemen:

The Board of Directors of PhotoWorks, Inc. (“PhotoWorks” or the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) as its independent financial advisor to provide an opinion (the “Opinion”) as to the fairness to the non-unaffiliated, public common shareholders of the Company, from a financial point of view, of the contemplated transaction described below (the “Proposed Transaction”)(without giving effect to any impact of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder). Previously, Duff & Phelps has not provided financial advisory services to the Company.

Description of the Proposed Transaction

The Proposed Transaction involves both a recapitalization (the “Recapitalization”) and a new financing (the “Financing”), described as follows:

  In the Recapitalization, which is subject to approval by the Company’s common shareholders:

  The Company’s convertible subordinated debentures, with an outstanding principal balance of $2,449,750, will be converted into common stock of the Company at a conversion price of $0.11 per share.

  In conjunction with such conversion, holders of the Company’s convertible subordinated debentures will receive warrants to purchase 2,272,500 shares of PhotoWorks common stock at an exercise price of $0.21 per share.

  The Company’s existing Series A Preferred Stock, will be converted into common stock of the Company based on its initial liquidation preference of $15.0 million and a conversion price of $0.723 per share.

Board of Directors
PhotoWorks, Inc.
April 12, 2005

  In the Financing:

  An investor group (the “Investors”) has already purchased a newly issued $2.0 million principal amount subordinated note, convertible into common stock of the Company at a conversion price of $0.1078 per share, along with warrants to purchase 1,904,762 million shares of common stock of the Company at an exercise price of $0.21 per share.

  The new subordinated notes will automatically convert into common stock at the above-referenced conversion price upon approval of the Recapitalization by the Company’s common shareholders.

  Upon approval of the Recapitalization by the Company’s common shareholders, the Company will sell a maximum of $2.0 million in new common stock, as follows:

  Certain existing common shareholders (“Existing Shareholders”) will be offered the right to purchase up to $1.0 million in new common stock.

  The Investors will purchase a minimum of $1.0 million in new common stock, and will have the option to purchase additional shares in the maximum amount equal to the difference between: (1) $1.0 million, and (2) the amount purchased by Existing Shareholders.

  The Investors will also receive warrants to purchase a minimum of 952,381 shares and a maximum of 1,904,762 shares of common stock at an exercise price of $0.21 per share.

  All new common stock will be sold at $0.1078 per share.

Scope of Analysis

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Proposed Transaction included, but was not limited to, the items summarized below.

  Visited the Company’s corporate headquarters in Seattle, Washington;

  Conducted meetings and subsequent discussions with members of the senior management team of as follows:

  Mr. Philippe Sanchez – President and Chief Executive Officer

  Ms. Loran Cashmore Bond – Vice President Administration, Treasurer and Chief Accounting Officer

  Mr. Thomas Kelley – Vice President and Chief Marketing Officer

  Mr. Michael Lass – Vice President and Chief Operations Officer

  Conducted meetings and telephonic interviews with the following individuals:
Mr. David Wilson – Heller Ehrman White & McAuliffe – Outside counsel to PhotoWorks Mr. Paul Goodrich – Madrona Venture Group / member of PhotoWorks board of directors

Board of Directors
PhotoWorks, Inc.
April 12, 2005

  Mr. Ross Chapin – Orca Bay Partners / member of PhotoWorks board of directors

  Mr. Edward Holl – Matinicus LP

  Mr. Matt Kursh – member of PhotoWorks board of directors

  Mr. Mark Kalow – member of PhotoWorks board of directors

  Reviewed PhotoWorks’ financial statements and SEC filings, including the annual report on Form 10-K for the years ended September 2003 and 2004 and quarterly reports on Form 10-Q for the period ended December 25, 2004;

  Reviewed financial projections prepared by PhotoWorks management for the fiscal years ended September 2005 through 2007 and current budget for fiscal year ended September 2005;

  Reviewed certain documents and agreements related to the Proposed Transaction, including:

  Convertible Note, Warrant and Common Stock Purchase Agreement

  Common Stock Purchase Agreement

  Share Exchange Agreement

  Form of Warrant

  Subordinated Convertible Note

  Amendment to Subordinated Debentures

  Amendment No. 1 to the Amended and Restate Bylaws of PhotoWorks, Inc.

  Articles of Amendment to the Third Amended and Restated Articles of Incorporation

  Investor Rights Agreement

  Amended and Restated Investor Rights Agreement

  Reviewed certain additional documents and agreements, including:

  Articles of Amendment to Articles of Incorporation, dated February 9, 2000

  Series A Preferred Stock and Warrant Purchase Agreement, dated as of January 31, 2000

  Articles of Amendment to Articles of Incorporation, dated April 24, 2001

  Subordinated Convertible Debenture, dated April 25, 2001

  Reviewed certain investor presentations and strategic planning documents prepared by the Company’s management;

  Reviewed the minutes of the Board of Directors meetings from October 2003 through March 2005;

  Analyzed the historical trading price and trading volume of PhotoWorks common stock;

Board of Directors
PhotoWorks, Inc.
April 12, 2005

  Reviewed other operating and financial information provided by Company management; and

  Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness or otherwise as tax advice or as accounting advice. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the public shares after completion of the Proposed Transaction. In rendering this Opinion, Duff & Phelps relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps: (i) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not attempt to independently verify such information, (ii) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same, and (iii) assumed that the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed. Duff & Phelps’ Opinion further assumes that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction. Neither Company management nor its Board of Directors placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its Opinion.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. Duff & Phelps has also assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the transaction documents that it reviewed.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes.

Board of Directors
PhotoWorks, Inc.
April 12, 2005

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps has prepared this Opinion effective as of April 12, 2005. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw the Opinion.

This letter should not be construed as creating any fiduciary duty on Duff & Phelps’ part to any party.

It is understood that this Opinion is for the information of the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used for any other purpose without our prior written consent, except that this Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Proposed Transaction and you may summarize or otherwise reference the existence of this Opinion in such documents provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. This Opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration paid is the best possible attainable under any circumstances. Instead, it merely states whether the price in the Proposed Transaction is within a range suggested by certain financial analysis. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Proposed Transaction is fair to the unaffiliated public common shareholders of PhotoWorks, Inc. from a financial point of view (without giving effect to any impacts of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).

Respectfully submitted,

Duff & Phelps, LLC

APPENDIX C

Proposal 4

Text of the Proposed Amendment

Current Provision in the Company's Articles of Incorporation	Text of the Proposed Amendment to the Company’s Articles of Incorporation to provide for the annual election of directors

“ARTICLE XII

The number of directors which shall constitute the entire Board of Directors of this corporation shall be not less than three (3) nor more than fifteen (15). Within these limits, the number of directors shall be fixed from time to time by resolutions of the Board of Directors. The Board shall be divided into three classes: Class I Directors, Class II Directors and Class III Directors. Each such class of directors shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending at the third annual shareholders’ meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected as Class I Directors shall serve for a term ending at the annual meeting to be held in the year following the first election of directors by classes, the directors first elected as Class II Directors shall serve for a term ending at the annual meeting to be held in the second year following the first election of directors by classes and the directors first elected as Class III Directors shall serve for a term ending at the annual meeting to be held in the third year following the first election of directors by classes. Notwithstanding the foregoing, each director shall serve until his successor shall have been elected and qualified or until his earlier death, resignation or removal.

At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being

“ARTICLE XII

The number of directors which shall constitute the entire Board of Directors of this corporation shall be not less than three (3) nor more than fifteen (15). Within these limits, the number of directors shall be fixed from time to time by resolutions of the Board of Directors. The Board shall not be divided into classes. Each director shall serve for a term ending at the annual shareholders’ meeting that next follows the date that such director was elected or appointed to the Board of Directors. Notwithstanding the foregoing, each director shall serve until his successor shall have been elected and qualified or until his earlier death, resignation or removal.

Newly created directorships resulting from any increase in the number of directors or any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.

At any meeting of shareholders called expressly for that purpose, the entire Board of Directors, or any member thereof, may be removed from office at any time, but only (1) for Cause and (2) by the affirmative vote of the holders of a majority of shares then entitled to vote at an election of such directors. For purpose of this Article XII, “Cause” shall be construed of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose terms then expire as directorships of another class in order more nearly to achieve equality in the number of directors among the classes. Newly created directorships resulting from any increase in the number of directors or any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected to fill a vacancy in accordance with the preceding sentence shall be of the same class as the director he succeeds and shall hold office for the remainder of the full term of such class, unless, by reason of any previous changes in the authorized number of directors, the Board shall designate the vacant directorship as a directorship of another class in order more nearly to achieve equality in the number of directors among the classes.

Notwithstanding the rule that the three classes shall be nearly equal in number of directors as possible, upon any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as director of the class of which he is a member, until the expiration of his current term or his earlier death, resignation or removal. If there are any newly created directorships or vacancies on the Board, the Board shall allocate any such directorship or vacancy to that of the available classes of directors whose term of office is due to expire at the earliest date following such allocation.

At any meeting of shareholders called expressly for that purpose, the entire Board of Directors, or any member to exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction or (ii) has been adjudged by a court of competent jurisdiction to be liable for engaging in an act involving willful malfeasance which had a material adverse effect on this corporation.

Where a question of removal of a director for Cause is to be presented for shareholder consideration, an opportunity must be provided such director to present his or her defense to the shareholders by a statement which must accompany or precede the notice of the meeting at which removal of such director for Cause shall be considered. Under such circumstances the director involved shall be served with notice of the meeting at which such action is proposed to be taken together with a statement of the specific charges and shall be given an opportunity to be present and to be heard at the meeting at which his or her removal is considered.”

thereof, may be removed from office at any time, but only (1) for Cause and (2) by the affirmative vote of the holders of a majority of shares then entitled to vote at an election of such directors. For purpose of this Article XII, “Cause” shall be construed to exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction or (ii) has been adjudged by a court of competent jurisdiction to be liable for engaging in an act involving willful malfeasance which had a material adverse effect on this corporation.

Where a question of removal of a director for Cause is to be presented for shareholder consideration, an opportunity must be provided such director to present his or her defense to the shareholders by a statement which must accompany or precede the notice of the meeting at which removal of such director for Cause shall be considered. Under such circumstances the director involved shall be served with notice of the meeting at which such action is proposed to be taken together with a statement of the specific charges and shall be given an opportunity to be present and to be heard at the meeting at which his or her removal is considered.”

APPENDIX D

Proposal 5

Text of the Proposed Amendment

Current Provision in the Company's Articles of Incorporation	Text of the Proposed Amendment to the Company’s Articles of Incorporation to provide for cumulative voting in elections for directors

“ARTICLE VI

     At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares of stock held by him for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.”

“ARTICLE VI

     At each election for directors, each holder of shares of any class or series of capital stock of the Corporation shall be entitled to as many votes as are equal to the number of votes which (except for this provision) such holder would be entitled to cast in such election with respect to such shares of stock multiplied by the number of directors to be elected by the holders of such stock, and may cast all votes for a single nominee for director or may distribute them among any two or more nominees.”

D-1

APPENDIX E

Proposal 6

Text of the Proposed Amendment

Current Provision in the Company’s Articles of Incorporation	Text of the Proposed Amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock to 250,000,000 shares.

     “(1) Authorized Capital. The total number of shares which the corporation is authorized to issue is one hundred three million two hundred fifty thousand (103,250,000), consisting of one hundred one million two hundred fifty thousand (101,250,000) shares of common stock, par value $.01, and two million (2,000,000) shares of preferred stock, par value $.01. Shares shall be issued at such prices as shall be determined by the Board of Directors. The common stock is subject to the rights and preferences of the preferred stock as hereinafter set forth.”

     “(1) Authorized Capital. The total number of shares which the corporation is authorized to issue is Two Hundred Fifty-Two Million (252,000,000), consisting of Two Hundred Fifty Million (250,000,000) shares of common stock, par value $.01 [The authorized common share number will be increased only if the reverse split is not adopted. If reverse split is adopted, authorized common shares will remain at 101,250,000], and two million (2,000,000) shares of preferred stock, par value $.01. Shares shall be issued at such prices as shall be determined by the Board of Directors. The common stock is subject to the rights and preferences of the preferred stock as hereinafter set forth.”

E-1

APPENDIX F

Proposal 7

Text of the Proposed Amendment

Current Provision in the Company’s Articles of Incorporation	Text of the Proposed Amendment to the Company’s Articles of Incorporation to effect a 1 for 5 reverse split of the Company’s Common Stock
Not Applicable.

     A new paragraph shall be added to Article IV(1) as follows:

     “Immediately upon the filing of these Restated Articles of Incorporation, each five outstanding shares of the Company’s Common Stock will be exchanged and combined, automatically, without further action, into one share of Common Stock (the “Reverse Split”).”

F-1

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR each of the Proposals listed below.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR nominee listed		WITHHOLD AUTHORITY to vote for nominee listed
1.	To elect as a Class II director, to hold office until the 2008 Annual Meeting (unless Proposal 4 below is approved) and until his successor is elected and qualified, the nominee listed below:

	01 Mark L. Kalow						FOR	AGAINST	ABSTAIN
		☐		☐	5.	Proposal to approve amendments to the Company’s Articles of Incorporation and Bylaws to provide for cumulative voting in elections for directors.	☐	☐	☐
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
2.	Proposal to approve the adoption of the Company’s 2005 Equity Incentive Compensation Plan:	☐	☐	☐	6.	Proposal to approve amendments to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock to 250,000,000.	☐	☐	☐
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
3.	Proposal to ratify agreements relating to (a) amendment of the Company’s outstanding Series B Subordinated Debentures to provide for their conversion into Common Stock and (b) the exchange of the Company’s Series A Preferred Stock for Common Stock:	☐	☐	☐	7.	Proposal to approve a 1 for 5 reverse split of the Company’s Common Stock.	☐	☐	☐

		FOR	AGAINST	ABSTAIN	and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.
4.	Proposal to approve amendments to the Company’s Articles of Incorporation and Bylaws to provide for the annual election of directors.	☐	☐	☐

Dated:______________________________________________, 2005
_________________________________________________________
Signature
_________________________________________________________
Print Name
_________________________________________________________
Signature, if jointly held
_________________________________________________________
Print Name
Please sign exactly as name appears on your share certificates. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM
Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/foto Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY

PhotoWorks Inc.
1260 - 16th Avenue West
Seattle, Washington 98119

This Proxy is solicited on behalf of the Board of Directors of PhotoWorks, Inc.

     The undersigned hereby appoints Philippe Sanchez and Loran Cashmore Bond, and each of them, as proxy, with full power of substitution, to represent and to vote as designated below, all the shares of common stock of PhotoWorks, Inc. held of record by the undersigned on May 6, 2005, at the Annual Meeting of Shareholders to be held on June 28, 2005, or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

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